Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZIMMER BIOMET HOLDINGS, INC.,

LH MERGER SUB, INC.,

AND

LDR HOLDING CORPORATION

Dated as of June 6, 2016

4.18	Material Contracts	43
4.19	Regulatory Compliance	47
4.20	Customers and Suppliers	49
4.21	Product Liability; Warranty Claims	50
4.22	Inventory	50
4.23	Insurance	50
4.24	Information Supplied	51
4.25	Opinion of Financial Advisor	51
4.26	State Takeover Statutes	51
4.27	Vote Required	51
4.28	Brokers	51
4.29	Related Party Transactions	52
4.30	No Other Representations or Warranties	52
4.31	Disclaimer of Other Representations and Warranties	52

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		52

5.1	Organization; Standing and Power	52
5.2	Authorization	53
5.3	No Violations	53
5.4	Required Filings and Consents	54
5.5	Financial Capability	54
5.6	Ownership of Company Common Stock	54
5.7	Brokers	54
5.8	Information Supplied	54
5.9	Operations and Assets of Merger Sub	55
5.10	No Other Representations or Warranties	55
5.11	Disclaimer of Other Representations and Warranties	55

ARTICLE VI COVENANTS		55

6.1	Conduct of Business	55
6.2	No Solicitation	60
6.3	Merger without a Stockholders’ Meetings	64
6.4	Access to Information; Confidentiality	64
6.5	Commercially Reasonable Efforts	65
6.6	State Takeover Statutes	67
6.7	Indemnification and Insurance	67
6.8	Public Announcements	69
6.9	Employee Matters	69
6.10	Notification of Certain Matters	71
6.11	Certain Litigation	71
6.12	Section 16 Matters	72
6.13	Section 14d-10 Matters	72
6.14	BCE Warrants	72

ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE PARTIES		72

(ii)

7.1	Conditions to Each Party’s Obligation to Effect the Merger	72

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		73

8.1	Termination	73
8.2	Effect of Termination	74
8.3	Payments	75

ARTICLE IX GENERAL		76

9.1	Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements	76
9.2	Notices	76
9.3	Counterparts	77
9.4	Entire Agreement; No Third-Party Beneficiaries	78
9.5	Governing Law	78
9.6	Amendments and Supplements	78
9.7	Waiver	78
9.8	Assignment	78
9.9	Severability	78
9.10	Specific Performance	79
9.11	Waiver of Jury Trial	79
9.12	Consent to Jurisdiction	79
9.13	Incorporation of Exhibits	80

Exhibit A	Certificate of Incorporation of the Surviving Corporation

Annex I	Offer Conditions

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 6, 2016, by and among Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), LH Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and LDR Holding Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, Parent has agreed to cause Merger Sub to commence a tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of the common stock, par value $0.001 per share, of the Company (“Company Common Stock” and, such shares, “Company Shares”), at a price of Thirty-Seven Dollars ($37.00) per Company Share (such price, or any higher price per Company Share as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, following consummation of the Offer, the parties intend that, on the terms and subject to the conditions hereinafter set forth, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (“DGCL”), and each Company Share that is outstanding immediately prior to the Merger Effective Time will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price;

WHEREAS, Parent and the Company acknowledge and agree that the Merger will be effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following consummation of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board”), on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement (the “Transactions”), including the Offer and the Merger, are fair to, and in the best interests of, the Company and the stockholders of the Company (the “Company Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, and (iii) resolved to recommend that the Company Stockholders accept the Offer and tender all of their Company Shares to Merger Sub pursuant to the Offer (collectively with the foregoing clauses (i) and (ii), the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has approved this Agreement and the Transactions, including the Offer and the Merger;

WHEREAS, the board of directors of Merger Sub (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, and (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any claim, compliant, allegation, action, suit, demand, proceeding, hearing, demand letter, warning letter, arbitration, mediation or investigation, whether civil, criminal or administrative, by or before any Governmental Authority.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means any of the following transactions: (i) any merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, except that references to “25 percent” in such definition shall be deemed to be references to “15 percent”), (ii) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute fifteen percent (15%) or more of the assets and properties (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, (iii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, by any Person or group of Persons of beneficial ownership, or the right to acquire beneficial ownership, of fifteen percent (15%) or more of the voting power or any class of equity securities of the Company, (iv) any issuance or sale or other disposition (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) in a single transaction or a series of related transactions of fifteen percent (15%) or more of the voting power or any class of equity securities of the Company or (v) any other transaction having a similar effect to those described in the foregoing clauses (i) through (iv), in each case, other than the Transactions, including the Offer and the Merger.

“Alternative Transaction Proposal” means any offer, proposal, letter of intent or indication of interest, written or oral (whether binding or non-binding), made by any Person or group of Persons (other than Parent and Merger Sub) to the Company or its stockholders, relating to an Alternative Transaction.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Authority having jurisdiction pursuant to applicable Antitrust Laws with respect to the Transactions.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.

“BCE Warrants” means bons de souscription de parts de créateur d’enterprise, which are warrants to purchase capital stock of Médical.

“Blue Sky Laws” means any state securities or “blue sky” law.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or required by applicable Law or other governmental action to close.

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, effective as of October 15, 2013.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, effective on October 15, 2013.

“Company Equity Awards” means the Company Options, PSUs, Phantom Units and Restricted Stock Units.

“Company Equity Plans” means the 2004 Stock Option/Stock Issuance Plan, the 2007 Stock Option/Stock Issuance Plan, the 2013 Equity Incentive Plan and the ESPP.

“Company Governing Documents” means the Company Charter and Company Bylaws.

“Company IP” means the Non-Owned IP together with the Owned IP.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that (a) has a materially adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect relates to or results from the following, which shall not, either alone or in combination, be taken into account when determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions, (ii) financial or security market fluctuations or conditions (including changes to foreign currency markets), (iii) changes in, or events affecting, the industries in which the Company and the Company Subsidiaries operate, (iv) acts of war or terrorism, (v) natural disasters, acts of God, weather conditions or other calamities, (vi) changes in GAAP, applicable Law or interpretations thereof, (vii) any failure by the Company to meet any estimates or outlook of revenues or earnings or other financial projections (except that this clause (vii) shall not prevent a determination that any event, occurrence, fact, condition, change, development or effect giving rise to or contributing to such failure has resulted in a Company Material Adverse Effect), (viii) the identity of Parent or any of its Affiliates as the acquiror of the Company, or its or their plans for the Company, including the impact therefrom on the relationships, contractual or otherwise, of the Company or any of the Company Subsidiaries, including with their respective employees, works councils, customers, suppliers, distributors or partners, (ix) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent, or (x) the matters set forth on Section 1.1(a) of the Company Disclosure Schedule; provided, that in the cases of clauses (i) through (vi), any such event, occurrence, fact, condition, change, development or effect does not disproportionately affect the Company or any Company Subsidiary relative to other peers in the industries in which the Company or the Company Subsidiaries operate, in which case such disproportionate effect may be taken into account when considering whether a Company Material Adverse Effect has occurred, or (b) prevents, materially impedes or materially delays consummation of the Offer, the Merger and the other Transactions by the Company or otherwise prevents the Company from performing its obligations under this Agreement.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Merger Effective Time.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Stockholders” means the holders of Company Shares.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders), including any amendments or supplements thereto.

“Environmental Laws” means all applicable Laws (i) relating to (x) the environment, natural resources (including flora and fauna), or public health and safety as it relates to exposure to Hazardous Substances or (y) Hazardous Substances or (ii) which impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, legislature, regulatory or administrative agency, notified body, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or non-U.S., or other political subdivision thereof.

“Government Official” means any (i) official, officer, employee or other person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office or (iii) company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii).

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority (including staff reports) thereunder, including but not limited to, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, and Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent Laws of any other jurisdiction including, but not limited to, the EU Data Protection Directive (Directive 95/46/EC) and the related national implementing laws of the EU Member States.

“Intellectual Property” means any and all of the following, and rights therein, arising therefrom, or associated therewith, throughout the world: (i) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof, (ii) trade secrets, know-how, confidential and/or proprietary business or technical information, customer lists, technical data, clinical data, databases and collections of data, schematics, drawings, blueprints, prototypes, models, tools, algorithms, methods, processes, formulae, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, discoveries, improvements, technical data, research, development information, and other technology, in each case, whether or not patentable or otherwise protectable, (iii) trademarks, service marks, trade dress, trade names, brand names, and corporate names (including fictitious, assumed and d/b/a names), slogans, logos, Internet domain names, URLs, names and other protectable elements and source or business identifiers, and equivalents of the foregoing, whether statutory or common law and whether registered or unregistered, and the goodwill associated therewith together with the registrations, applications for registration, and renewals thereof (collectively, “Trademarks”), (iv) mask work rights, industrial designs, industrial property rights, works of authorship (whether or not copyrightable), copyrights and similar rights in protectable material, including “moral”, “economic” rights, design and database rights, and mask work rights, and all registrations, applications for registration, recordations, renewals and extensions thereof and equivalents of the foregoing, whether registered or unregistered, (v) Software, (vi) rights of privacy, publicity and in or with respect to social media, (vii) tangible embodiments of any of the foregoing, whether in electronic, written or other media; (viii) all other intellectual property, proprietary and intangible rights, (ix) rights under agreements relating to the foregoing and (x) rights to sue and collect damages for past, present, and future infringement, misappropriation or violation of the foregoing.

“Intervening Event” means, with respect to the Company, a material event, occurrence, fact, condition, change, development or set of circumstances that was not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement and becomes known to the Company Board prior to the Acceptance Time, other than (i) a willful breach of this Agreement by the Company or any Company Subsidiary, (ii) changes in the market price or trading volume of Company Common Stock (however, the underlying reasons for such changes may constitute an Intervening Event), (iii) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Merger Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Authority in connection with this Agreement and the consummation of the Offer, the Merger and the other Transactions, (iv) an Alternative Transaction Proposal, or an inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, or the consequences thereof or (v) the fact that, in and of itself, the Company exceeds any internal or published projections or forecasts or estimates or outlook of revenues or earnings (however, the underlying reasons for such events may constitute an Intervening Event).

“IP Contracts” means, collectively, any and all agreements relating to Intellectual Property to which the Company or any Company Subsidiary is a party pursuant to which any rights in Intellectual Property are in any manner transferred, conveyed, received, granted, licensed, sublicensed, covenanted not to be asserted, restricted, waived or otherwise disposed of.

“IT Systems” means all computers, Software, hardware, firmware, middleware, servers, systems, sites, circuits, networks, source code, object code, development tools, workstations, routers, hubs, switches, interfaces, platforms, data communications lines, websites, data, and all other telecommunications and information technology assets and equipment, and all associated documentation, in each case, (i) owned by the Company or any Company Subsidiary or (ii) used or held for use by the Company or any Company Subsidiary, including pursuant to any and all outsourced or cloud computing based arrangements.

“Knowledge of the Company” means the actual knowledge after due inquiry of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge after due inquiry of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, ordinance, judgment, decree, Order or other pronouncement of any Governmental Authority.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted or otherwise, including those arising under any Law or Action and those arising under any Contract.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, defect in title, security interest, title retention device, collateral assignment, hypothecation, license to third parties, pledge, option, conditional or installment sale agreement, easement, right of first refusal, right of first offer, right of repurchase, claim, restriction or other encumbrance of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any security or other asset).

“Médical” means LDR Médical S.A.S., a société par actions simplifiée organized under the Laws of France.

“NASDAQ” shall mean The NASDAQ Global Select Market.

“Non-Owned IP” means all Intellectual Property used (or held for use) by the Company or any Company Subsidiary that is not Owned IP.

“NYSE” means the New York Stock Exchange.

“Owned Medical Devices” means each Medical Device owned by or otherwise proprietary to the Company or any Company Subsidiary, as set forth in Section 1.1(c) of the Company Disclosure Letter.

“Order” means any ruling, judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Owned IP” means all Intellectual Property in which the Company or any Company Subsidiary has or purports to have an ownership interest.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that prevents, materially impedes or materially delays consummation of the Offer, the Merger and the other Transactions by Parent or Merger Sub or otherwise prevents Parent or Merger Sub from performing its obligations under this Agreement.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Permitted Liens” means: (i) statutory Liens for current Taxes or other governmental payments that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iii) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts incurred in the ordinary course of business and not yet due and payable; (iv) statutory, common law or contractual Liens (or other Liens of any type) of landlords or Liens against the interests of the landlord or owner of any leased real property; (v) zoning, entitlement, building and other land use regulations imposed by Governmental Authority having jurisdiction over any leased real property which are not violated by the Company’s or the Company’s Subsidiaries’ current use and operation, of such property; (vi) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any leased real property which do not materially impair the occupancy or use of such property by the Company or any Company Subsidiary for the purposes for which it is currently used or intended to be used; and (vii) any other Liens that, individually or in the aggregate, do not materially detract from the value or impair the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity, Governmental Authority or “person” (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means any and all data or information that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any Company Subsidiary, is capable of identifying an individual, including name, address, telephone number, email address and/or account information) and any and all other “nonpublic personal information” (as such term is defined in the Gramm-Leach-Bliley Act of 1999 and implementing regulations, both as may be amended from time to time).

“Phantom Unit” means an outstanding phantom unit issued by the Company pursuant to a Company Equity Plan that is outstanding immediately prior to or as of the Merger Effective Time and vests solely upon the continued service of the holder over a specified period of time, pursuant to which the holder has a right to receive an amount of cash determined by reference to the value of a share of Company Common Stock after the vesting or lapse of restrictions applicable to such phantom unit.

“PSU” means an outstanding restricted stock unit issued by the Company pursuant to a Company Equity Plan that is outstanding immediately prior to the Merger Effective Time that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such restricted stock unit may also be conditioned upon the continued services of the holder thereof).

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Release” means any release, disposing, emitting, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Representatives” means, with respect to Parent or the Company or any of their respective Subsidiaries, directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Restricted Stock Unit” means an outstanding restricted stock unit issued by the Company pursuant to a Company Equity Plan that is outstanding immediately prior to or as of the Merger Effective Time and vests solely upon the continued service of the holder over a specified period of time, pursuant to which the holder has a right to receive Company Common Stock or an amount in cash determined by reference to the value of a share of Company Common Stock after the vesting or lapse of restrictions applicable to such unit. For the avoidance of doubt, “Restricted Stock Units” shall not include PSUs or Phantom Units.

“Sanctions Law and Regulations” means (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act or the Syria Accountability and Lebanese Sovereignty Act, or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. government at the prevailing point in time, (ii) any U.S. sanctions related to or administered by the Department of State and (iii) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury, the European Union or other relevant sanctions authority.

“Sanctions Target” means: (i) any country or territory that is the subject of country-wide or territory-wide sanctions, including, as of the date of this Agreement, Iran, Cuba, Syria, Sudan, the Crimea region of Ukraine, and North Korea; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC; or (iii) a Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law and Regulations.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries, and other components thereof, (ii) data, databases, data compilations, and collections of data (including technical data), whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least one-half of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.

“Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal not attributable to or arising from a breach of Section 6.2(a), which the Company Board determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including financing, stockholder litigation and breakup fee and expense reimbursement provisions) and the Person making the proposal, (i) is reasonably likely to be consummated on the terms proposed, (ii) to the extent financing is required, such financing is then fully committed on customary terms and conditions, (iii) the per-share consideration offered is greater than the Merger Consideration (including, if the per-share consideration is not all cash, a determination by the Company Board in good faith (after consultation with its financial advisors) to such effect) and (iv) is otherwise on terms that the Company Board has determined is superior, from a financial point of view, to the Transactions; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the reference to “fifteen percent (15%) or more of the assets and properties (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole” shall be deemed to be a reference to “all or substantially all of the assets and properties (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole” and the reference to “fifteen percent (15%) or more of any class of equity securities” shall be deemed to be a reference to “fifty percent (50%) or more of its total voting power.”

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, value added, capital, ad valorem, transfer, franchise, profits, gains, wage, license, withholding, payroll, employment, unemployment, worker’s compensation, social security, disability, registration, escheat, excise, severance, stamp, occupation, premium, real or personal property, environmental or windfall profit tax, custom duty or other tax (whether federal, state, local, or non-U.S.), governmental fee, levy or other like assessment or charge of any kind whatsoever, (b) any Liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or non-U.S. Tax

Law, any obligations under any Contract with any Person with respect to the Liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or non-U.S. Tax Law) and any Liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (c) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in the foregoing clauses (a) and (b).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, declarations, reports, estimates, disclosures, elections, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof) filed or required to be filed with a Tax Authority and any Tax form required to be maintained by a Tax Authority.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

1.2 Additional Definitions. Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term	Section
Acceptance Time	Section 2.1(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(e)(iii)
Book-Entry Shares	Section 3.6(b)(i)
Bribery Act	Section 4.10(d)
Chosen Courts	Section 9.12
Closing	Section 3.4
Closing Date	Section 3.4
Company	Preamble
Company 401(k) Plan	Section 6.9(c)
Company Adverse Recommendation Change	Section 6.2(d)
Company Benefit Plans	Section 4.11(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Leases	Section 4.17
Company Permits	Section 4.10(b)
Company SEC Documents	Section 4.6(a)
Company Shares	Recitals
Company Stockholders	Recitals

Confidentiality Agreement	Section 2.3(c)
Continuing Employees	Section 6.9(a)
D&O Insurance	Section 6.7(b)
DGCL	Recitals
Dissenting Shares	Section 3.9
Divestitures	Section 6.5(d)
Enforceability Limitations	Section 4.3(b)
Excluded Shares	Section 3.6(a)
Expiration Date	Section 2.1(d)
ESPP	Section 6.9(d)
FCPA	Section 4.10(d)
FDA	Section 4.19(a)
FDA Permits	Section 4.19(c)
FDCA	Section 4.19(a)
Final Exercise Date	Section 6.9(d)
Inclusive Companies	Section 4.15
Indemnified Parties	Section 6.7(a)
Initial Expiration Date	Section 2.1(d)
Investments	Section 4.2(f)
Material Contract	Section 4.18(a)
Medical Device	Section 4.19(a)
Merger	Recitals
Merger Consideration	Section 3.6(a)
Merger Effective Time	Section 3.3
Merger Fund	Section 3.8(a)(i)
Merger Sub	Preamble
Money Laundering Laws	Section 4.10(g)
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Other Anticorruption Laws	Section 4.10(d)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent 401(k) Plan	Section 6.9(c)
Parent Governing Documents	Section 5.1
Paying Agent	Section 3.8(a)(i)
Registered IP	Section 4.16(a)
Regulatory Laws	Section 4.19(a)
Schedule 14D-9	Section 2.3(b)
Social Security Act	Section 4.19(g)
Surviving Corporation	Section 3.1
Termination Fee	Section 8.3(a)
Transactions	Recitals

1.3 Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement or in any Exhibit are for convenience of reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(vi) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(viii) references to a person are also to its successors and permitted assigns;

(ix) references to “$” or monetary amounts are to the lawful currency of the United States;

(x) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(xi) words importing the singular include the plural and vice versa and words importing gender include all genders;

(xii) references in this Agreement to providing a document to a party include providing such document to a party’s Representatives; and

(xiii) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) On the terms and subject to the conditions of this Agreement and provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable after the date of execution of this Agreement (and in any event no later than ten (10) Business Days after the date of execution of this Agreement), Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer for all of the outstanding Company Shares (other than Excluded Shares) for a price per Company Share equal to the Offer Price (as adjusted as provided in Section 2.1(f)), paid net to the seller thereof in cash, without interest, subject to any deduction or withholding of Taxes required by applicable Law. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 promulgated under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”.

(b) Subject to satisfaction or waiver by Merger Sub of the conditions set forth in Annex I (the “Offer Conditions”), Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable (and in any event no later than three (3) Business Days) after the Expiration Date (such time, the “Acceptance Time”). The obligation of Merger Sub to accept for payment Company Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver (in accordance with this Agreement) by Merger Sub of each of the Offer Conditions (and shall not be subject to any other conditions).

(c) Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, neither Parent nor Merger Sub shall:

(i) waive the Minimum Condition (as defined in Annex I);

(ii) decrease the number of Company Shares sought to be purchased by Merger Sub in the Offer;

(iii) reduce the Offer Price;

(iv) extend or otherwise change the Expiration Date (except to the extent required pursuant to Section 2.1(d));

(v) change the form of consideration payable in the Offer; or

(vi) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner that adversely affects the holders of Company Common Stock.

(d) Unless extended as required by this Agreement, the Offer shall expire at midnight (one minute following 11:59 p.m.) (New York City time) at the end of the twentieth (20th) Business Day (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the Offer Commencement Date (the “Initial Expiration Date”), or in the event the Initial Expiration Date has been extended as required by this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended as required by this Agreement, the “Expiration Date”). Notwithstanding the foregoing, (i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the NYSE or NASDAQ that is applicable to the Offer; provided, that in no event shall Merger Sub be required to extend the Offer beyond the Outside Date (and shall not extend the Offer beyond the Outside Date without the written consent of the Company), and (ii) if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived by Parent and Merger Sub, then Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion; provided, that in no event shall Merger Sub be required to extend the Offer beyond the Outside Date (and shall not extend the Offer beyond the Outside Date without the written consent of the Company). Neither Parent nor Merger Sub shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the provisions of this Section 2.1(d) without the prior written consent of the Company.

(e) The Offer may be terminated or withdrawn prior to the Expiration Date, but only if this Agreement is validly terminated in accordance with Section 8.1.

(f) Notwithstanding anything in this Agreement to the contrary (including Section 2.1(c)), if, from the date of this Agreement until the Acceptance Time, the outstanding Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Offer Price shall be appropriately adjusted, without duplication, to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that no such adjustment shall result in any increase or decrease of the aggregate Merger Consideration. Nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise specifically authorized or permitted to be taken pursuant to this Agreement.

2.2 Actions of Parent and Merger Sub.

(a) On the Offer Commencement Date, Parent and Merger Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain Merger Sub’s offer to purchase, letter of transmittal, the related form of summary advertisement and other required ancillary offer documents (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Company Common Stock as required by applicable Law.

(b) Parent and Merger Sub shall cause the Offer Documents to (i) comply in all material respects with the applicable requirements of the Exchange Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any comments provided by the Company (or counsel to the Company). Parent and Merger Sub shall (i) as promptly as reasonably practicable provide the Company and its counsel with a copy of any written comments or a description of any oral comments received by Parent or Merger Sub (or by counsel to Parent or Merger Sub) from the SEC or its staff with respect to the Offer Documents, (ii) give the Company and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to filing thereof with the SEC (and Parent and Merger Sub shall give reasonable consideration to any comments provided by the Company (or counsel to the Company)), and (iii) respond as promptly as reasonably practicable to any such comments of the SEC or its staff with respect to the Offer Documents or the Offer. The Company shall as promptly as reasonably practicable furnish to Parent and Merger Sub all information concerning the Company and provide such other assistance as may be reasonably requested in connection with any action contemplated by this Section 2.2.

(d) To the extent required by the applicable requirements of the Exchange Act: (i) each of Parent, Merger Sub and the Company shall as promptly as reasonably practicable correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect and (ii) each of Parent and Merger Sub shall take all steps necessary to as promptly as reasonably practicable cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, if required, to be disseminated to holders of Company Common Stock.

(e) Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

2.3 Actions by the Company.

(a) The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation to the extent such Company Board Recommendation is not withheld or withdrawn in accordance with Section 6.2. To the extent the foregoing Company Board Recommendation has been amended or modified in accordance with Section 6.2, the Company hereby consents to the inclusion of such recommendation, as so amended or modified, in the Offer Documents. The Company represents that it has obtained all necessary consents to permit the inclusion in its entirety of the fairness opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated in the Schedule 14D-9. The Company has been advised by each of its directors and executive officers that each such person currently intends to tender all Company Shares owned by such person pursuant to the Offer.

(b) On the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock to the extent required by applicable Law) disseminate to holders of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.2, shall (x) contain the Company Board Recommendation, (y) reflect that the Merger shall be effected under Section 251(h) of the DGCL and (z) contain the notice and other information (including setting the stockholder list date as of record) required by Section 262(d)(2) of the DGCL. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any comments provided by Parent and Merger Sub (or their counsel). The Company shall: (i) as promptly as reasonably practicable provide Parent and its counsel with a copy of any written comments and all correspondence and a description of any oral comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9, (ii) give Parent and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to the filing thereof with the SEC (and the Company shall give reasonable consideration to any comments provided by Parent and Merger Sub (or their counsel)) and (iii) respond as promptly as reasonably practicable to any such comments. The Company agrees that the Schedule 14D-9 shall (A) comply in all material respects with the applicable requirements of the Exchange Act and (B) not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. To the extent required by the applicable requirements of the Exchange Act: (1) each of Parent, Merger Sub and the Company shall as promptly as reasonably practicable correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect and (2) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed as promptly as reasonably practicable with the SEC and, if required, to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall as promptly as reasonably practicable furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested in connection with any action contemplated by this Section 2.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents disseminated to the Company Stockholders.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Merger Sub a list, as of the most recent practicable date, of the record holders of Company Common Stock and their addresses, as well as mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files in the Company’s possession or reasonably obtainable by the Company containing the names and address of the record or beneficial owners of Company Common Stock as of the most recent practicable date. The Company will furnish Merger Sub with such additional information and assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the record holders and beneficial holders of Company Common Stock. All information furnished in accordance with this Section 2.3(c) shall be held in confidence by Parent and Merger Sub in accordance with the requirements of the Confidentiality Agreement, dated as of March 21, 2016, between the Company and Parent (the “Confidentiality Agreement”), and shall be used by Parent and Merger Sub only in connection with the communication of the Offer and the Merger to the holders of Company Common Stock, and, if this Agreement is terminated or the Offer is otherwise terminated, Parent or Merger Sub shall, as promptly as reasonably practicable, at Parent’s election, either deliver (or cause to be delivered) to the Company or destroy all copies of such information, labels, listings and files then in their possession or in the possession of their Representatives. The Company shall register (and shall instruct its transfer agent to register) the transfer of Company Shares accepted for payment effective immediately after the Acceptance Time; provided, that Merger Sub pays for such Company Shares at or immediately after such transfer.

2.4 Board of Directors. Subject to the Acceptance Time, Parent shall be entitled to designate a number of directors, rounded to the nearest whole number, constituting a majority of directors on the Company Board as of the Acceptance Time, and the Company and the Company Board shall promptly take all actions necessary to cause Parent’s designees to be elected or appointed to the Company Board as of the Acceptance Time, including increasing the size of the Company Board to create vacancies and/or seeking and accepting resignations of incumbent directors. The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the Company shall take any action required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). The provisions of this Section 2.4 are in addition to, and shall not limit, any right that Parent, Merger Sub or any Affiliate of Parent or Merger Sub may have (with respect to the election of directors or otherwise) under applicable Law as a holder or beneficial owner of shares of Company Common Stock.

ARTICLE III

THE MERGER

3.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. The Merger shall be effected under Section 251(h) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.2 Charter and Bylaws.

(a) At the Merger Effective Time, the Company Charter shall be amended and restated in its entirety to read as set forth on Exhibit A. As so amended, the Company Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Merger Effective Time, the Company Bylaws shall be amended to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Merger Effective Time, except that the name of the Surviving Corporation as used therein shall remain “LDR Holding Corporation”, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

3.3 Effective Time of the Merger. Subject to the provisions of this Agreement, concurrently with the Closing, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Merger Effective Time”).

3.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, the closing of the Merger (the “Closing”) will take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, or at such other place as agreed to by the parties hereto, as promptly as practicable after the Acceptance Time, and in any case no later than the second (2nd) Business Day after all of the conditions set forth in Article VII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”).

3.5 Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, (a) the directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

3.6 Effect on Stock. At the Merger Effective Time, as a result of and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each Company Share issued and outstanding immediately prior to the Merger Effective Time (other than (i) Company Shares that are owned by the Company as treasury shares and Company Shares owned by Parent, Merger Sub or any direct or indirect Subsidiary of Parent or the Company (such Company Shares, “Excluded Shares”), and (ii) Dissenting Shares) shall be converted into the right to receive, in accordance with this Article III, an amount equal to the Offer Price, without interest (the “Merger Consideration”).

(b) Cancellation of Company Common Stock.

(i) Each Company Share converted into the right to receive Merger Consideration pursuant to Section 3.6(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share of Company Common Stock represented by book-entry (the “Book-Entry Shares”) (other than Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration upon transfer of such Book-Entry Shares in accordance with this Article III.

(ii) Each Excluded Share issued and outstanding immediately prior to the Merger Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Merger Consideration Adjustment. If, from the Acceptance Time until the Merger Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted, without duplication, to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that no such adjustment shall result in any increase or decrease of the aggregate Merger Consideration. Nothing in this Section 3.6(d) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise specifically authorized or permitted to be taken pursuant to this Agreement.

3.7 Company Equity Awards.

(a) Restricted Stock Units. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Surviving Corporation, any holder of any Company Common Stock or Restricted Stock Units or any other Person, each Restricted Stock Unit that is issued and outstanding immediately prior to the Merger Effective Time (whether vested or unvested) shall be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and shall no longer be outstanding and shall automatically be canceled, retired and cease to exist and be converted into the right to receive (without duplication) an amount in cash from the Surviving Corporation equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to such Restricted Stock Unit. As of the Merger Effective Time, each holder of a Restricted Stock Unit shall cease to have any rights with respect thereto, except pursuant to this Section 3.7(a). No interest shall be paid or accrued on any cash payable with respect to any Restricted Stock Units. Prior to the Merger Effective Time, the Company shall take all actions necessary to effectuate this Section 3.7(a).

(b) PSUs. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Surviving Corporation, any holder of any Company Common Stock or PSUs or any other Person, each PSU that is issued and outstanding immediately prior to the Merger Effective Time (whether vested or unvested) shall be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and shall no longer be outstanding and shall automatically be canceled, retired and cease to exist and be converted into the right to receive (without duplication) an amount in cash from the Surviving Corporation equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to such PSU (with respect to PSUs that are in their performance period as of the Merger Effective Time, determined in accordance with the existing award agreement related to each outstanding PSU). As of the Merger Effective Time, each holder of a PSU shall cease to have any rights with respect thereto, except pursuant to this Section 3.7(b). No interest shall be paid or accrued on any cash payable with respect to any PSUs. Prior to the Merger Effective Time, the Company shall take all actions necessary to effectuate this Section 3.7(b).

(c) Company Options. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Surviving Corporation, any holder of any Company Options or any other Person, each Company Option that is outstanding immediately prior to the Merger Effective Time (whether vested or unvested) shall be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and shall no longer be outstanding and shall automatically be canceled, retired and shall cease to exist and be converted into the right to receive (without duplication), an amount in cash from the Surviving Corporation equal to the product of (i) the excess, if any, of

(A) the Merger Consideration over (B) the exercise price per Company Share subject to such Company Option, and (ii) the number of Company Shares underlying such Company Option. To the extent that the exercise price per Company Share of a Company Option is equal to or higher than the Merger Consideration, then such Company Option shall be terminated immediately prior to the Merger Effective Time and the holder thereof shall be entitled to no consideration in connection with such cancellation. As of the Merger Effective Time, each holder of a Company Option shall cease to have any rights with respect thereto, except pursuant to this Section 3.7(c). No interest shall be paid or accrued on any cash payable with respect to any Company Option. Prior to the Merger Effective Time, the Company shall take all actions necessary to effectuate this Section 3.7(c).

(d) Phantom Units. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Surviving Corporation, any holder of any Company Common Stock or Phantom Units or any other Person, each Phantom Unit that is issued and outstanding immediately prior to the Merger Effective Time (whether vested or unvested) shall be fully vested and become free of all vesting restrictions immediately prior to the Merger Effective Time and shall no longer be outstanding and shall automatically be canceled, retired and cease to exist and be converted into the right to receive (without duplication) an amount in cash from the Surviving Corporation equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to such Phantom Unit. As of the Merger Effective Time, each holder of a Phantom Unit shall cease to have any rights with respect thereto, except for the right to receive the cash payments described in this Section 3.7(d). No interest shall be paid or accrued on any cash payable with respect to any Phantom Unit. Prior to the Merger Effective Time, the Company shall take all actions necessary to effectuate this Section 3.7(d).

(e) Unless a later time for payment is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay the holders of Company Options, PSUs and Restricted Stock Units the cash payments described in this Section 3.7 promptly after the Merger Effective Time, but in any event not later than the fifth (5th) Business Day after the Merger Effective Time. Notwithstanding the foregoing, the cash payments described in this Section 3.7 shall be effected in a manner consistent with Section 409A of the Code.

(f) Company Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Merger Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, (x) shall adopt any resolutions and amendments and (y) shall use reasonable best efforts to obtain any consents or waivers (if any) from the holders of any Company Options, PSUs, Phantom Units and/or Restricted Stock Units, that may be necessary (or reasonably requested by Parent) to effectuate the provisions of this Section 3.7, in each case, in form and substance reasonably satisfactory to Parent, and shall take all such other actions, without incurring any liabilities in connection therewith, as Parent may reasonably deem to be necessary or required to give effect to the transactions contemplated by this Section 3.7. The Company shall take all steps necessary to provide that the Company Equity Plans (as well as any outstanding awards under any such plans) shall be terminated effective as of the Closing and to ensure that from and after the Merger Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, PSUs, Phantom Units or Restricted Stock Units after the Merger Effective Time.

3.8 Exchange of Company Shares.

(a) Paying Agent.

(i) At least three (3) Business Days prior to the Merger Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”). At or promptly following the Merger Effective Time, Parent shall deposit with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Book-Entry Shares, cash in an amount equal to the aggregate Merger Consideration which such holders are entitled to receive pursuant to this Article III (such cash being hereinafter referred to as the “Merger Fund”). The Surviving Corporation shall be responsible for all fees and expenses of the Paying Agent.

(ii) The Merger Fund shall be invested by the Paying Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, as directed by Parent; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Company Common Stock following completion of the Merger pursuant to this Article III, and Parent shall take all actions necessary to ensure that the Merger Fund includes at all times following the Merger Effective Time cash sufficient to satisfy Parent’s then-remaining obligation under this Article III. Any and all interest and other income earned on the Merger Fund shall promptly be paid to Parent or as Parent otherwise directs.

(iii) As promptly as practicable after the Merger Effective Time, but in no event later than three (3) Business Days following the Merger Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of Company Common Stock (other than holders of Excluded Shares) (A) a letter of transmittal (which shall be in customary form approved by Parent and shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Shares shall pass, only upon transfer of such Book-Entry Shares to the Paying Agent) and (B) instructions for effecting the transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(iv) Upon (A) delivery to the Paying Agent of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions and (B) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, each holder of Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof in the form of a check to be mailed within three (3) Business Days of receipt by the Paying Agent of such Book-Entry Shares, and the Book-Entry Shares so transferred shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due transfer of the Book-Entry Shares. The Paying Agent shall accept such Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. The Merger Consideration paid in respect of such Company Common Stock upon their surrender for exchange in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.

(b) Book Entry Holder. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the applicable Book-Entry Share so transferred is registered, it shall be a condition to the registration thereof that the surrendered Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Book-Entry Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(c) No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any Company Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Merger Effective Time that may have been declared or made by the Company on such Company Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Merger Effective Time, and after the Merger Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Merger Effective Time.

(d) Termination of Merger Fund. Any portion of the Merger Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Merger Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as general unsecured creditors with respect to the applicable Merger Consideration and subject to abandoned property, escheat or other similar laws for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock (or with respect to all amounts payable pursuant to Section 3.7) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable federal, state, local or non-U.S. Tax Law. Prior to the Closing, Parent shall consult with the Company regarding withholding obligations related to non-U.S. employees in order to minimize such withholding obligations. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares (or to the recipient of any amount payable pursuant to Section 3.7) in respect of which such deduction and withholding was made by Parent or the Paying Agent.

3.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Merger Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.6(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL (and, at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 3.6(a). The Company shall notify Parent as promptly as reasonably practicable of any written demands received by the Company for appraisal of any Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, except as required by applicable Law, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or agree to do any of the foregoing.

3.10 Further Assurances. If, at any time before or after the Merger Effective Time, the Company, the Surviving Corporation or Parent reasonably believes or is advised that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, immunities, powers and franchises of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Merger Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall, and shall be authorized to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in any Company SEC Document filed or furnished on or after January 1, 2016 (including the exhibits and other information incorporated by reference therein) and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), it being understood that this clause (i) shall not be applicable to Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.26, Section 4.27 and Section 4.28, or (ii) set forth in writing in the applicable section of the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”), or in another section of the Company Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such section, the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization; Qualification; Subsidiaries.

(a) Each of the Company and the Company Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified, or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of any provision of either of the Company Governing Documents. The Company has made available to Parent materially complete and accurate copies the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

(b) All of the issued and outstanding shares of capital stock of, or other equity ownership interests, options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, profit participation rights, contingent value rights, restricted stock units, stock-based performance units or similar interests or rights in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 4.1(b) of the Company Disclosure Letter sets forth a true and correct structure chart showing each Company Subsidiary (including its direct and indirect owners and jurisdiction of organization or formation) and each Person in which the Company or any Company Subsidiary owns an equity interest.

4.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 107,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. At the close of business on June 3, 2016 (the “Company Capitalization Date”), (i)(A) 29,292,877 Company Shares were issued and 29,292,528 Company Shares were outstanding, (B) 349 Company Shares were held in treasury, (C) no Company Shares were held by the Company Subsidiaries, (D) Company Options exercisable for 2,035,709 Company Shares were outstanding, (E) Restricted Stock Units covering 435,565 Company Shares were outstanding, (F) PSUs covering up to 372,549 Company Shares were outstanding, (G) Phantom Units covering 4,892 Company Shares were outstanding and (H) 37,609 Company Shares are subject to issuance upon the exercise and subsequent conversion of outstanding BCE Warrants, (ii) 2,249,223 Company Shares were reserved for issuance pursuant to the Company Equity Plans and (iii) no shares of Company Preferred Stock were issued or outstanding. All of the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. Since the Company Capitalization Date and through the date of this Agreement, the Company has not issued any securities (including derivative securities) except for any Company Shares issued upon any exercise or conversion of Company Equity Awards, in each case, outstanding prior to such date and disclosed in this Section 4.2(a).

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on the Company Capitalization Date, (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of Company Shares underlying each Company Equity Award (including, with respect to each PSU, the target and maximum number of Company Shares underlying such PSU), (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the number of Company Shares underlying each Company Equity Award that are vested and unvested as of the Company Capitalization Date, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable. All of the Company Options, PSUs, Phantom Units and Restricted Stock Units have been granted to service providers of the Company and the Company Subsidiaries (or any predecessor company) pursuant to the Company Equity Plans. Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan under which it was granted. Each Company Option (A) has a grant date identical to (or after) the date on which the Company Board (or, if appropriate, any committee thereof) actually awarded such Company Option, (B) qualifies for the tax and accounting treatment afforded to such Company Option in the Tax Returns of the Company and the Company SEC Documents, respectively, (C) was granted with an exercise price per Company Share that was not less than the fair market value of a Company Share on the date of grant (or later effective date) and (D) does not trigger any liability for the holder thereof under Section 409A of the Code. All Company Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Merger Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Except as set forth in Section 4.2(a) and Section 4.2(b) above: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than Company Shares that have become outstanding after the close of business on the Company Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a)(ii) or were otherwise described in Section 4.2(a)(i)(G) above; and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any Company Subsidiary is a party obligating the Company or any Company Subsidiary to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or other equity interests (in each case other than to the Company or a wholly owned Company Subsidiary), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned. Except as set forth in Section 4.2(a) and Section 4.2(b) above, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

(f) Section 4.2(f) of the Company Disclosure Letter sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any equity interest (other than in any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens other than Permitted Liens. Except for the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any equity interests in any Person.

4.3 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the Merger is consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions, including the Offer and the Merger, have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board has unanimously (i) made the Company Board Recommendation and (ii) resolved that this Agreement and the Merger shall be effected under Section 251(h) of the DGCL, and, as of the date hereof, none of the foregoing actions by the Company Board have been rescinded, withdrawn or modified in any way.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

4.4 No Violations. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Company Shares pursuant to the Offer, the consummation by the Company of the Offer, the Merger or any other Transaction, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Governing Documents or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings, registrations and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate, in any material respect, any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) with or without notice, lapse of time or both, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, result in any change in the rights or obligations under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clause (c) above, for any such consent, approval, violation, conflict, breach, loss, change of control, default, other occurrence or Lien which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Company Shares pursuant to the Offer, the consummation by the Company of the Merger or any other Transaction, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act or other applicable Antitrust Laws, (c) compliance with any applicable non-U.S. or state securities Laws or Blue Sky Laws, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the Transactions, (e) such filings as may be required under the rules and regulations of NASDAQ, and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to (x) any Governmental Authority, individually or in the aggregate, would not reasonably be expected to be material to the Company or any Company Subsidiary, or prevent, materially impair or materially delay consummation of the Offer or the Merger, or (y) any other Person, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6 SEC Filings and Financial Statements.

(a) Since December 31, 2013, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, and all information incorporated by reference therein, collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (or, if such documents have been amended or superseded by a subsequent filing, as of the date of the last such amendment or subsequent filing) (i) did not (or with respect to the Company SEC Documents filed or furnished after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC. None of the Company Subsidiaries has filed with or furnished to, or is required to file with or furnish to, the SEC any forms, reports or other documents. As of the date of this Agreement, (A) there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents, (B) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment, and (C) there has been no material correspondence between the SEC and the Company or any Company Subsidiary since December 31, 2013 that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have complied or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been or will be, as the case may be, prepared from the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, none of which either individually or in the aggregate will be material in amount) and (iv) fairly present or will fairly present, as the case may be, in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein subject, in the case of the unaudited interim financing statements, to normal and year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. Since December 31, 2013, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Documents or except as may be required by any regulatory authority. The methodology used to calculate the reserves reflected in the Company’s financial statements is in accordance with GAAP and such reserves have been calculated in a consistent manner. The books and records of the Company and each Company Subsidiary have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Internal Controls and Procedures.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that is sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions and expenditures of the Company and the Company Subsidiaries are executed in accordance with management’s general or specific authorizations, and (iii) regarding prevention or the timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed or will disclose, as the case may be, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (B) any material weaknesses in internal control over financial reporting and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2012, no material written complaints alleging misconduct or material violations from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.

(b) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(c) There are no outstanding loans or other extensions of credit (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.8 No Undisclosed Liabilities. As of the date of this Agreement, except for those Liabilities (a) disclosed in, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2015 included in the Form 10-K filed by the Company with the SEC on February 23, 2016 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2015 (other than any Liability for any breaches of Contracts), (c) incurred under this Agreement or in connection with the Transactions, including the Offer and the Merger, or (d) which, individually and in the aggregate, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any Liabilities of any nature that would be required to be recorded or reflected on a balance sheet under GAAP.

4.9 Absence of Certain Changes. As of the date hereof, since December 31, 2015, (a) there has been no change, event, development, condition, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the Company and the Company Subsidiaries have, in all material respects, conducted their businesses in the ordinary course consistent with past practice and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would have required the consent of Parent under clauses (a) through (f), (i), (j), (k), (m) or (o) of Section 6.1.

4.10 Compliance with Applicable Laws; Company Permits.

(a) The Company and the Company Subsidiaries are, and have been since December 31, 2013, in compliance, in each case, in all material respects with all Laws applicable to the Company or any Company Subsidiary or which any property or asset of the Company or any Company Subsidiary is bound or affected.

(b) The Company and the Company Subsidiaries are and since December 31, 2013 have been in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Authority and/or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) The Company is not an “investment company” under the Investment Company Act of 1940.

(d) None of the Company or any Company Subsidiary, any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of their representatives, consultants, suppliers, distributors or agents acting for or on behalf of the Company or the Company Subsidiaries has, in the course of his, her or its actions for, or on behalf of, any of them violated any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) or any other applicable Laws or any conventions to which the Company or any Company Subsidiary is subject relating to corruption (governmental or commercial), bribery, money laundering, political contributions or gifts, entertainment and gratuities, involving or to any Governmental Authority or any Government Official or commercial entity, including all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Other Anticorruption Laws”). Since December 31, 2013, neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA, the Bribery Act or any Other Anticorruption Law. Neither the Company nor any Company Subsidiary has received any notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.10(d).

(e) Since December 31, 2013, none of the Company, any Company Subsidiary, any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of their representatives, consultants, suppliers, distributors or agents acting for or on behalf of the Company or the Company Subsidiaries, has materially violated applicable Sanctions Law and Regulations.

(f) Since December 31, 2013, any Company Subsidiary, any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of their representatives, consultants, suppliers, distributors or agents acting for or on behalf of the Company or the Company Subsidiaries knowingly has engaged in any dealings or transactions with any person, or in any country or territory, that is a Sanctions Target, nor is the Company or any Company Subsidiary currently engaged in any such activities.

(g) The operations of the Company and the Company Subsidiaries have been conducted at all times in compliance with the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company and the Company Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No proceeding by or before any Governmental Authority involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, sick, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent). With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement (or a written description of such Company Benefit Plan if such plan is not set forth in a written document); (ii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto); (iii) the most recent actuarial valuation; (iv) all material filings and correspondence with any Governmental Authority; and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) To the Knowledge of the Company, each of the Company Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder. No liability under Title IV of ERISA that would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Knowledge of the Company no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur a liability that would reasonably be expected to be material to the Company or any Company Subsidiary. Except as would not result in a material liability to the Company or any Company Subsidiary, all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. Except as would not result in a material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary or any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof has engaged in a transaction in connection with which the Company or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability to the Company or any Company Subsidiary.

(c) No Company Benefit Plan is or has at any time been (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under any such plans.

(d) No Company Benefit Plan provides benefits, including retiree or post-employment medical, disability, life insurance or other welfare benefits (whether or not insured), with respect to current or former employees, directors or other service providers of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, applicable Law, and continuation of coverage through the end of the month in which termination occurs.

(e) (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) to the Knowledge of the Company there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle to compensation or any benefit or result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former employee, director or independent contractor of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation, equity award or any other benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation, equity award or other benefits or trigger any other material obligation under any Company Benefit Plan, (iv) result in any breach or violation of, or default under or limit the Company’s right to merge, amend, modify, terminate or transfer the assets of, any Company Benefit Plan on or following the Merger Effective Time, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g) Each Company Benefit Plan which is maintained primarily for the benefit of employees working outside of the United States (i) is in material compliance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment, to the Knowledge of the Company, satisfies all requirements for such treatment, and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, to the Knowledge of the Company, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Company Benefit Plan which is maintained primarily for the benefit of employees working outside of the United States.

(h) Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Company Benefit Plan or otherwise to compensate, gross-up or indemnify any person for excise Taxes payable pursuant to Section 4999 of the Code or for excise Taxes payable pursuant to Section 409A of the Code.

(i) Each Company Benefit Plan that provides health, life or disability insurance benefits (other than, for the avoidance of doubt, individual employment agreements) can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liabilities to Parent, Company or any Company Subsidiary other than ordinary business administration expenses typically incurred in a termination event.

4.12 Tax Matters.

(a) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all income Tax Returns and all other material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all material aspects;

(b) The Company and the Company Subsidiaries have timely paid all material Taxes and all material Tax Liabilities that are due and payable on or prior to the date hereof, and the financial statements of the Company and the Company Subsidiaries reflect a reserve in accordance with GAAP for all Taxes accrued but not yet delinquent;

(c) The Company and the Company Subsidiaries have timely paid, deducted, withheld and collected all material Taxes required to be paid, deducted, withheld or collected by them with respect to any amounts paid or owing to, or received from, their employees, independent contractors, creditors, customers, stockholders, members, partners, and any other third Persons (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Tax authority) and have otherwise complied with all applicable Laws relating to the payment, withholding or collection of Taxes (including information reporting requirements). Each Person providing material services to the Company and/or any Company Subsidiary has been properly classified as an employee or independent contractor, as the case may be, for all material Tax purposes and with respect to all employee benefit plans;

(d) There is not pending, or threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any Company Subsidiary;

(e) No written claim has been made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation in that jurisdiction;

(f) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to an amount of Tax assessment or deficiency;

(g) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local or non-U.S. Law) in the two years prior to the date of this Agreement;

(h) None of the Company or any Company Subsidiary is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company);

(i) None of the Company or any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(j) There are no material Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Permitted Liens;

(k) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(l) Each of the Company and the Company Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (or similar provision of state, local or non-U.S. tax law);

(m) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (e) change in the accounting method of the Company or any Company Subsidiary pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, or (f) an election pursuant to Section 108(i) of the Code; and

(n) The U.S. federal income tax entity classification of each Company Subsidiary is set forth on Section 4.12(n) of the Company Disclosure Letter.

4.13 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, negotiating or required to negotiate any collective bargaining agreement or other Contract with a labor union or labor organization. No employees of the Company or any Company Subsidiary are represented by any labor union or other labor organization. Neither the Company nor any Company Subsidiary is (or has since December 31, 2013 been) subject to a material labor dispute, strike, lockout or work stoppage and to the Knowledge of the Company, no such labor dispute, strike, lockout or work stoppage is threatened. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since December 31, 2013 in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, affirmative action, employee and data privacy, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988. There is no unfair labor practice charge against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar labor relations authority that could reasonably be expected to result in any material liability to the Company or any Company Subsidiary.

(c) To the Knowledge of the Company, no senior executive or other key employee of the Company or any Company Subsidiary is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or a Company Subsidiary or the ability of the Company and/or any Company Subsidiary to conduct its business.

(d) All material payments due from the Company and the Company Subsidiaries on account of wages or other service-based compensation, and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of the Company or the Company Subsidiaries.

4.14 Investigations; Litigation.

(a) Since December 31, 2013, neither the Company nor any Company Subsidiary has been charged by any Governmental Authority with or, to the Knowledge of the Company, investigated (excluding routine inquiries and inspections, or other standard regulatory investigations) by any Governmental Authority for violation or potential violation of, in any material respect, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected. No formal material investigation or review, or to the Knowledge of the Company, informal material investigation or review, by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such material investigation or review.

(b) As of the date of this Agreement and since December 31, 2013, there have not been any, material Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets before any Governmental Authority.

(c) There are no, and since December 31, 2013, there have not been any, material Orders applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected.

4.15 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) each of the Company, the Company Subsidiaries, and their respective predecessors (collectively, the “Inclusive Companies”), is now and since December 31, 2013 has been in compliance with all applicable Environmental Laws and each has all of the Environmental Permits necessary for the conduct and operation of the business of the Company and the Company Subsidiaries, and all such Environmental Permits are in good standing; (b) there is not now and has not been any Hazardous Substances used, generated, treated, stored, transported, Released, handled or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Inclusive Companies, or any property previously owned, leased or operated by the Inclusive Companies at the time the Inclusive Companies owned, leased or operated said property, except in compliance with all applicable Environmental Laws; (c) the Inclusive Companies have not received any written notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation by a Governmental Authority, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law; (d) the Inclusive Companies have not entered into or agreed to any consent order or decree, or are subject to any judgment, settlement, or order, relating to compliance with, or liability under, any Environmental Law, Environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or remediation of Hazardous Substances; and (e) no Inclusive Company is conducting, and has not undertaken or completed, any investigation, sampling, monitoring, treatment, remediation, removal or remediation relating to any Release or threatened Release of Hazardous Substances at any site, location or operation, either voluntarily or pursuant to any Order or the requirements of any Environmental Law or Environmental Permit. The Company has delivered to Parent copies and results of all material reports, studies, analyses, tests, or monitoring possessed or initiated by the Company or any Company Subsidiary pertaining to Hazardous Substances in, on, or under the property owned, leased or operated by the Inclusive Companies, or concerning compliance by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

4.16 Intellectual Property; Privacy; IT Systems.

(a) Registered IP. Section 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all of the following Owned IP: (A) patents and pending patent applications; (B) Trademarks registrations or pending applications therefor; (C) domain name registrations; and (D) copyright registrations or pending applications therefor (collectively, the “Registered IP”); and (ii) all patents and pending patent applications exclusively licensed to the Company or a Company Subsidiary.

(b) Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Registered IP is valid, enforceable and subsisting and all maintenance and related fees and actions required prior to the Closing Date have been paid or taken.

(ii) The Company or a Company Subsidiary (A) to the Knowledge of the Company, exclusively owns all right, title and interest in and to all material Owned IP (including all Registered IP) in each case, free and clear of Liens (other than Permitted Liens), and (B) has the valid and continuing right or license to use all other Intellectual Property used in or necessary for (1) the operation of their businesses as currently conducted and currently contemplated to be conducted and (2) the use and commercialization of their products and services (including all Owned Medical Devices), and in either case, such Intellectual Property will be owned or available for use by Surviving Corporation and each of its Subsidiaries following the consummation of the transactions contemplated by this Agreement on the same terms as it was owned or available for use by the Company and each Company Subsidiary immediately prior to the date of this Agreement and immediately prior to such consummation; provided, however, that nothing in this paragraph is or shall be interpreted to be any representation of non-infringement, non-misappropriation or other non-violation of any Intellectual Property of any Person.

(iii) (A) To the Knowledge of the Company, each Person (including current and former officers, executives, directors, advisors, employees, surgeons, consultants and contractors) who knows or has access to the trade secrets or other confidential or proprietary information of the Company or a Company Subsidiary (or of third parties that has been disclosed to the Company or any Company Subsidiary under an obligation of confidentiality) has executed a valid and enforceable written obligation or has a fiduciary, legal or other enforceable obligation not to use or disclose any such trade secrets or other confidential or proprietary information except as explicitly authorized by the Company; (B) neither the Company nor any Company Subsidiary has received any funding from or, to the Knowledge of the Company, used any personnel, facilities or other resources of, any Governmental Authority, university, college or other educational institution, or a research center in connection with the development or commercialization of any current or planned product or service (including Owned Medical Device) that could reasonably be interpreted as entitling said entity to ownership rights in or to any current or planned product or service (including Owned Medical Device); and (C) neither the Company nor any Company Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(iv) (A) To the Knowledge of the Company, no Person is infringing, violating or misappropriating any of the Owned IP and (B) neither the Company nor any Company Subsidiary has made any claim alleging any of the foregoing.

(v) (A) No claims or Actions (including interferences, oppositions, reissues, reexaminations, inventorship challenges, requests or demands for royalties or remuneration, nullity proceedings, inter partes reviews, post grant reviews, covered business method reviews, and derivation proceedings) have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that contest or challenge the ownership, use, scope, validity, or enforceability of (or that claim ownership of or entitlement to royalties or remuneration with respect to) any Owned IP, and (B) no Owned IP or Owned Medical Device and, to the Knowledge of the Company, no Non-Owned IP is subject to any Action or any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority restricting the use, commercialization, transfer, or licensing thereof by the Company or any Company Subsidiary or otherwise affecting the rights of the Company or any Company Subsidiary with respect thereto.

(vi) The Company and each Company Subsidiary has taken appropriate and reasonable actions to maintain the secrecy and confidentiality of all trade secrets and other confidential information material to their businesses and, to the Knowledge of the Company, no such trade secret or confidential information has been disclosed to any Person except (A) pursuant to a written, valid and appropriate non-disclosure and/or license agreement that has not been breached, (B) if the Person has a fiduciary, legal or other enforceable obligation not to use or disclose any such trade secrets or other confidential information, or (C) to the extent required by applicable Law to be disclosed as part of a submission to a Governmental Authority.

(c) Ownership. The Company or a Company Subsidiary exclusively owns all right, title and interest in and to all Owned IP embodied in or practiced by all Owned Medical Devices, free and clear of Liens (other than Permitted Liens). Each Person (including current and former executives, officers, directors, advisors, employees, surgeons, consultants and contractors) who has conceived, reduced to practice, created, developed or contributed to (i) any Intellectual Property embodied in or practiced by any Owned Medical Device; or (ii) any other material Owned IP, in each case, has executed a valid and enforceable written present assignment of all of such Person’s right, title and interest therein and thereto to Company or a Company Subsidiary (or all such right, title and interest has vested in the Company or a Company Subsidiary as a matter of law) and no further act, action or payment (including acceptance or payment of remuneration) by the Company or any Company Subsidiary is required, desired, due or payable under applicable Law to memorialize, validate, verify or effect such assignment or vesting.

(d) No Infringement. (i) The Company and Company Subsidiaries, the conduct of their businesses, their products and services (including Owned Medical Devices) and the design, development, manufacture, testing, distribution, sale, offer for sale, importation, use, marketing or other exploitation thereof have not infringed, misappropriated or otherwise violated any Intellectual Property rights of any third Person nor constituted unfair competition or trade practices under applicable Laws and (ii) neither the Company nor any Company Subsidiary has received any written notice or allegation thereof (including “cease and desist” letters, written invitations to take a license, or requests for indemnification therefor) nor is any claim or Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, alleging the foregoing.

(e) Effect of Transactions. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in: (i) the breach, modification, cancellation, termination or suspension of any IP Contract; or (ii) the Company (or any Company Subsidiary) or the Surviving Corporation, Parent or Merger Sub (or any of their Subsidiaries), as applicable, (A) granting to any third Persons any rights, licenses, covenants not to sue, or access to (or the release from escrow of) any Intellectual Property owned by, or exclusively licensed to, any of them (including any Owned IP); (B) being bound by, or subject to, any material non-compete or other material restriction on the operation or scope of their respective businesses, or (C) being obligated to pay any material royalties or other material amounts, or offer any material discounts, to any third Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the Transactions.

(f) Privacy. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries are and have been (and the consummation of the Transactions will be) in compliance with all applicable Information Privacy and Security Laws and the Company’s and Company Subsidiaries’ applicable privacy policies; (ii) neither the Company nor any Company Subsidiary has received any written notice of, nor is any claim or Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary alleging the foregoing; and (iii) to the Knowledge of the Company, there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of the Company or any Company Subsidiary.

(g) IT Systems. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) The IT Systems (A) constitute all information technology assets necessary to conduct the businesses of the Company and the Company Subsidiaries in the manner in which their businesses are currently conducted; (B) are in all material respects adequate for existing needs and operations of the Company and the Company Subsidiaries; and (C) have not malfunctioned or failed within the past three (3) years; and (ii) there have not been any unauthorized intrusions or breaches of security into any IT Systems in the past three (3) years.

4.17 Properties. Neither the Company nor any Company Subsidiary currently owns or has ever owned any real property. Section 4.17 of the Company Disclosure Letter sets forth a list, as of the date hereof, of all leases, subleases and occupancy agreements, including all amendments and guarantees thereof together with a description of the property subject thereto

(collectively, the “Company Leases”), pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property. The Company has made available to Parent true, correct and complete copies of all Company Leases. Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. The Company or a Company Subsidiary has (a) a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, except for the Permitted Liens, and (b) good and marketable title to, or a valid and binding leasehold or other interest in, all material tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, except Permitted Liens.

4.18 Material Contracts.

(a) Except for this Agreement or any Contract filed with or furnished to the SEC by the Company as an exhibit to a Company SEC Document prior to the date of this Agreement (including, for the avoidance of doubt, any Contract incorporated into any such Company SEC Document by reference to a Company SEC Document filed or furnished prior to such date), Section 4.18 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.18(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement other than Company Benefit Plans listed on Section 4.11(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 4.18(a) being referred to herein as the “Material Contract”):

(i) each Contract that (A) purports to limit the right of the Company or any Company Subsidiary or any of its Affiliates (including Parent and its Affiliates after the Merger Effective Time) (i) to compete or engage in any line of business, geographic region or with any Person, or (ii) to sell, supply or distribute any product or service or (B) that otherwise has the effect of restricting the Company or the Company Subsidiaries (including Parent or any of its Affiliates after the Merger Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area; except for those Contracts (x) that may be canceled without any material payment by the Company or any Company Subsidiary upon notice of ninety (90) or fewer days, or (y) between or among (1) the Company and the Company Subsidiaries or (2) the Company Subsidiaries;

(ii) each partnership, joint venture, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii) each Contract (other than this Agreement) for the acquisition of any corporation, partnership or limited liability company or business, or sale of any Company Subsidiaries or businesses after the date hereof, in each case with a fair market value or purchase price (including assumption of debt) in excess of Five Hundred Thousand Dollars ($500,000) (other than (x) in the ordinary course of business or (y) intercompany agreements);

(iv) with respect to the acquisition or disposition of any corporation, partnership, limited liability company or business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer, or similar transaction) pursuant to which the Company or any Company Subsidiary has (A) material continuing indemnification obligations (and was entered into after December 31, 2013), or (B) any “earn-out” or similar contingent payment obligations in excess of Five Hundred Thousand Dollars ($500,000) (other than any Contract that provides solely for the acquisition of inventory, raw materials or equipment in the ordinary course);

(v) each Contract which was entered into after January 1, 2014 and relates to the acquisition, disposition, purchase or sale, directly or indirectly, by merger, capital contribution or otherwise, of substantially all of the capital stock, substantially all of the assets or material line of business of the Company or any current or former Subsidiary or is currently in effect and contains a put, call right of first refusal, right of first offer or other right pursuant to which the Company or any of its Subsidiaries could be required to acquire, dispose of, purchase or sell, as applicable, substantially all of the capital stock, substantially all of the assets or material line of business of the Company or any current or former Subsidiary;

(vi) each Contract containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person where such commitment remains in effect as of the date hereof;

(vii) each Contract (A) pursuant to which the Company or any Company Subsidiary grants to any third Person a license, covenant not to sue or assert, or ownership right, under or with respect to any Owned IP; (B) pursuant to which the Company or any Company Subsidiary is granted a license or other right or immunity under or with respect to (i) any Non-Owned IP that is embodied in or practiced by any Owned Medical Device; or (ii) any Non-Owned IP or IT Systems that are material to the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted (but excluding Contracts for shrink-wrap, click-through or pre-installed Software or IT Systems licensed to the Company or any Company Subsidiary with annual fees of less than Two Hundred Fifty Thousand Dollars ($250,000)); (C) pursuant to which any Owned IP embodied in or practiced by any Owned Medical Device has been assigned to the Company or a Company Subsidiary and pursuant to which consideration therefor has been (or will be) paid, or (D) that is otherwise material to the ownership or inventorship of (or payment of royalties or remuneration with respect to) any Owned IP embodied in or practiced by any Owned Medical Device (but in each case of (C) and (D), excluding standard short form invention assignment agreements for recordation);

(viii) each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company or any Company Subsidiary (including Parent or any of its Affiliates after the Merger Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or material assets, except for those Contracts (x) that may be canceled without any material payment by the Company or any Company

Subsidiary upon notice of ninety (90) or fewer days, or (y) between or among (1) the Company and the Company Subsidiaries or (2) the Company Subsidiaries;

(ix) each Company Lease;

(x) each Contract that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases) having an outstanding balance in excess of Five Hundred Thousand Dollars ($500,000) (other than agreements between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries, accounts receivable and accounts payable) or pursuant to which the Company or any Company Subsidiary guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary), (B) materially restricts the Company’s ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, or (D) is a derivative, collar, option, forward purchasing, swap or other hedging contract;

(xi) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or Affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 promulgated under the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, Affiliate or family member;

(xii) each Contract that contains any provision that requires the purchase of all of the Company’s or any Company Subsidiary’s requirements for a given product or service from a given third party, or that otherwise contains any minimum use, supply or display requirements, except for those Contracts (x) that may be canceled without any material payment by the Company or any Company Subsidiary upon notice of ninety (90) or fewer days, or (y) between or among (1) the Company and the Company Subsidiaries or (2) the Company Subsidiaries;

(xiii) each Contract that obligates the Company or any Company Subsidiary to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Offer and the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party, or that contains any “most favored nations” provisions, except for those Contracts (A) that may be canceled without any material payment by the Company or any Company Subsidiary upon notice of ninety (90) or fewer days, or (B) between or among (1) the Company and the Company Subsidiaries or (2) the Company Subsidiaries;

(xiv) each collective bargaining agreement and each Contract with any labor union;

(xv) each Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(xvi) each Contract with any Governmental Authority involving or reasonably likely to involve payments in excess of Five Hundred Thousand Dollars ($500,000) per year;

(xvii) each Contract related to research or development, clinical studies to gather safety and effectiveness data about a medical device to support a “premarket application” or “premarket notification” pursuant to 21 C.F.R. 807, Subpart E, 21 C.F.R. 814 and 21 C.F.R. 812, or with any distributor, of (A) any products or services of the Company or (B) any products of a third party licensed by the Company;

(xviii) each Contract that obligates the Company or any Company Subsidiary to develop any Medical Device, except for those Contracts (x) that may be canceled without any material payment by the Company or any Company Subsidiary upon notice of ninety (90) or fewer days, or (y) between or among (1) the Company and the Company Subsidiaries or (2) the Company Subsidiaries;

(xix) each Contract with a customer or supplier listed in Section 4.20(a) of the Company Disclosure Letter or Section 4.20(b) of the Company Disclosure Letter

(xx) each Contract that would prohibit or materially delay the consummation of the Offer or the Merger or any other Transaction; or

(xxi) each Contract not otherwise described in any other subsection of this Section 4.18(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and complete copies of each Material Contract in effect as of the date hereof has been made available to Parent or publicly filed with the SEC prior to the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Material Contract that has not terminated or expired pursuant to its express terms is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Limitations; (ii) each Material Contract is in full force and effect; (iii) the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Material Contract to date and, to the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract to date; (iv) none of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract; and (v) neither the Company nor any Company Subsidiary has received any written notice from any other party to any such Material Contract that such party intends to terminate, or not renew, any such Material Contract.

4.19 Regulatory Compliance. Except as set forth on Section 4.19 of the Company Disclosure Letter:

(a) As to each product subject to the Federal Food, Drug, and Cosmetic Act, (including the rules and regulations promulgated thereunder, the “FDCA”), or similar applicable Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents in the individual EU Member States) in any foreign jurisdiction where the Company or a Company Subsidiary conducts business (the FDCA and such similar laws, collectively, the “Regulatory Laws”), that is designed, developed, manufactured, tested, distributed, sold, offered for sale, or marketed by the Company or any Company Subsidiary (a “Medical Device”), each such Medical Device is, to the Knowledge of the Company, being developed, manufactured, tested, distributed, sold, offered for sale, and/or marketed in material compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, and filing of reports and security. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority of a jurisdiction in which the Company or a Company Subsidiary conducts business that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Medical Device of the Company or the Company Subsidiaries or (ii) otherwise alleging any violation applicable to any Medical Device of any applicable Law. There is no Action pending against the Company or any Company Subsidiary for violation of any Regulatory Law, and, to the Knowledge of the Company, the Company and the Company Subsidiaries have no Liability for failure to comply with any Regulatory Laws. There is no act, omission, event, or circumstance that would reasonably be expected to give rise to or lead to any such Action or any such Liability. Neither the Company nor any Company Subsidiary has received any written notice from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or (B) otherwise alleging any violation applicable to any Medical Device of any applicable Law. To the Knowledge of the Company, there has not been any violation of any Regulatory Law or other Law (including rules and regulations promulgated by the FDA) by the Company or any Company Subsidiary in their product development efforts, submissions, record keeping and reports to FDA that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative Action that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no civil or criminal proceedings relating to Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary which involve a matter within or related to the FDA’s jurisdiction.

(b) (i) From December 31, 2013 to the date of this Agreement, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or the Company Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) and (ii) as of the date of this Agreement, none of the actions described in the immediately preceding clause (i) are under consideration by senior management of the Company or the Company Subsidiaries with respect to any Medical Device. As of the date of this Agreement, there is no Action or proceeding against the Company or any Company Subsidiary or, to the Knowledge of the Company, any licensee of any Medical Devices (whether completed or pending) in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a list of all registrations, clearances or approvals issued under the FDCA (“FDA Permits”) and held exclusively by the Company and the Company Subsidiaries. Such listed FDA Permits are the only FDA Permits that are required for the Company and the Company Subsidiaries to conduct their business in the United States as presently conducted or as proposed to be conducted. Each such FDA Permit is in full force and effect and, to the Knowledge of the Company, no suspension, revocation, cancellation or withdrawal of such FDA Permit is threatened and there is no reasonable basis for believing that such FDA Permit will not be renewable upon expiration or will be suspended, revoked, canceled or withdrawn. As to each Medical Device of the Company or any Company Subsidiary for which a premarket approval application, premarket notification, investigational device exemption or similar state or non-U.S. regulatory application has been approved, the Company or any Company Subsidiary are in material compliance with Sec. 510 of the FDCA (21 U.S.C. § 360) and Sec. 515 of the FDCA (21 U.S.C. § 360e) and 21 C.F.R. Parts 812 and 814, respectively, and in material compliance with all other Regulatory Laws and all terms and conditions of such licenses or applications. In addition, the Company and each Company Subsidiary are in material compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws.

(d) Since December 31, 2013, the Company and the Company Subsidiaries have not introduced into commercial distribution any products manufactured by or on behalf of the Company or any Company Subsidiary or distributed any products on behalf of another manufacturer which, were upon their shipment by the Company or any Company Subsidiary (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws).

(e) Except as set forth on Section 4.19(e) of the Company Disclosure Letter and except for any noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) To the Knowledge of the Company, each Medical Device in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labelled, stored, installed, serviced, and processed in material compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820.

(ii) The Company and the Company Subsidiaries are in material compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806.

(f) Since December 31, 2013, neither the Company nor any Company Subsidiary has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval or request the recall of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged.

(g) To the Knowledge of the Company, no officer, employee or agent of the Company or the Company Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy under any other Regulatory Law. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or any other Regulatory Law or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)) or any other Regulatory Law. Neither the Company nor any Company Subsidiary nor any officer, employee or agent of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 (the “Social Security Act”), or any similar applicable Law in any non-U.S. jurisdiction.

(h) There are no facts, circumstances or conditions that would reasonably be expected to form the basis for a violation of or any Order against or penalty affecting the Company or any Company Subsidiary relating to or arising under (i) the FDCA or any other Regulatory Law, (ii) the Social Security Act or the regulations promulgated thereunder, or any similar applicable Law in any U.S., state, or non-U.S. jurisdiction, (iii) regulations of the Office of Inspector General of the United States Department of Health and Human Services or any similar applicable Law in any state or non-U.S. jurisdiction, (iv) the federal civil False Claims Act (31 U.S.C. §§ 3729, et seq.), the criminal False Claims Act (18 U.S.C. § 287), state false claims acts, or any similar applicable Law in any U.S., state, or non-U.S. jurisdiction, (v) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) or any regulations promulgated thereunder, or any similar applicable Law in any U.S., state, or non-U.S. jurisdiction, or (vi) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the regulations promulgated thereunder, or any similar applicable Law in any U.S., state, or non-U.S. jurisdiction, in each case, for clauses (i) through (vi), that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.20 Customers and Suppliers.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true and complete list of (i) the names of the top ten (10) customers of the Company and the Company Subsidiaries on a consolidated basis based on billings during each of the fiscal years ended

December 31, 2015 and December 31, 2014, (ii) the amount for which each such customer generated revenue for the Company and the Company Subsidiaries during each such fiscal year and (iii) the percentage of the consolidated total sales of the Company and the Company Subsidiaries represented by sales to each such customer each such year.

(b) Section 4.20(b) of the Company Disclosure Letter sets forth a true and complete list of (i) the names of the top ten (10) suppliers of the Company and the Company Subsidiaries on a consolidated basis based on expenses during each of the fiscal years ended December 31, 2015 and December 31, 2014, (ii) the amount for which each such supplier invoiced the Company and the Company Subsidiaries during each such fiscal year and (iii) the percentage of the consolidated total expenses of the Company and the Company Subsidiaries represented by sales from each such supplier each such year.

(c) During the three (3) year period prior to the date hereof, none of the Company nor any Company Subsidiary has received any notice that any customer set forth on Section 4.20(a)of the Company Disclosure Letter or any supplier set forth on Section 4.20(b) of the Company Disclosure Letter may cancel or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary or limit its services, supplies or materials to the Company or any Company Subsidiary, or its usage or purchase of the services and products of the Company and the Company Subsidiaries either as a result of the Transactions or otherwise.

4.21 Product Liability; Warranty Claims. Section 4.21 of the Company Disclosure Letter contains a description of all product liability claims and similar Actions relating to Medical Devices manufactured or sold, or services rendered by the Company or any Company Subsidiary, which are pending or which, to the Knowledge of the Company, are threatened. Since December 31, 2013, there have been no citations, decisions, adjudications or written statements by any Governmental Authority or consent decrees stating that any Medical Device is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority. Except as set forth in Section 4.21 of the Company Disclosure Letter, (a) from December 31, 2013 to the date of this Agreement, none of the Medical Devices has been the subject of any material replacement, field fix or retrofit, modification or recall campaign by the Company or any Company Subsidiary, and (b) to the Knowledge of the Company, no facts or conditions related to any Medical Device exist which could reasonably be expected to result in (i) such a recall campaign or (ii) material liability for returns or other product liability claims with respect to any Medical Device.

4.22 Inventory. The inventory of the Company set forth on the balance sheet of the Company as of December 31, 2015 was, as of the date of such balance sheet, of an age, quality and quantity usable and salable in the ordinary course of business in all material respects, net of any reserves shown thereon. Since December 31, 2015, there has not been a material change in the age, quality, quantity, usability or salability of the inventory of the Company, other than in the ordinary course of business.

4.23 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, material insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in

full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any material third party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

4.24 Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 (and any amendment or supplement thereto) are first mailed to stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 (an any amendment or supplement thereto) that were not supplied by or on behalf of the Company.

4.25 Opinion of Financial Advisor. The Company Board has received an opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and subject to the various limitations, qualifications and assumptions set forth therein, the Offer Price to be received by the Company Stockholders, other than Parent or any Affiliate of Parent, pursuant to this Agreement is fair, from a financial point of view, to such holders.

4.26 State Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties in the first sentence of Section 5.9, the Company and the Company Board have taken all action necessary to exempt this Agreement, the Offer, the Merger and the other Transactions from the provisions of Section 203 of the DGCL, and, accordingly, no such Section 203 nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the Transactions. The Company does not have in effect and is not otherwise bound by any stockholder rights plan, “poison pill” anti-takeover plan or similar device.

4.27 Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the Company Stockholders is necessary to authorize or adopt this Agreement, the Offer, the Merger or the other Transactions.

4.28 Brokers. Except for the Company’s obligations to Merrill Lynch Pierce, Fenner & Smith Incorporated, neither the Company nor any Company Subsidiary has incurred any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and Merrill Lynch,

Pierce, Fenner & Smith Incorporated pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

4.29 Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of Company Common Stock or any director, officer, employee or Affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

4.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, and without limiting Parent’s or Merger Sub’s remedies in case of fraud, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

4.31 Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, and without limiting the Company’s remedies in case of fraud, (a) each of Parent and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation, warranty, statement or other information except for the representations and warranties except as expressly set forth in this Agreement, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective business, and the Company is not relying on any such representation or warranty in entering into this Agreement, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Organization; Standing and Power. Each of Parent, and Merger Sub is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

5.2 Authorization.

(a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

5.3 No Violations. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the acceptance for payment or acquisition of Company Shares pursuant to the Offer, the consummation by Parent or Merger Sub of the Offer, the Merger or any other Transaction, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the notice of articles, articles, certificate of incorporation or by-laws or equivalent organizational or governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 5.4 have been obtained and all filings, registrations and notifications described in Section 5.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate, any Law applicable to Parent or Merger Sub or any other Parent Subsidiary or any of their respective properties or assets; or (c) with or without notice, lapse of time or both, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which Parent, Merger Sub or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c) above, for any such consent, approval, violation, conflict, breach, loss, change of control, default, other occurrence or Lien which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the acceptance for payment or acquisition of Company Shares pursuant to the Offer, the consummation by Parent and Merger Sub of the Merger or any other Transaction, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable foreign or state securities or Blue Sky Laws, (d) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the Transactions, (e) such filings as may be required under the rules and regulations of the NYSE, and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Authority or any other Person has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 Financial Capability.

(a) Each of Parent and Merger Sub acknowledges and affirms that it is not a condition to the closing of the Offer, the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for, or related to, the Merger, the Offer or any of the other Transactions.

(b) Parent has, or will have at the Acceptance Time and at the Merger Effective Time, access to all of the funds that are necessary for it to consummate the Offer, the Merger and the other Transactions, as applicable, and to perform its obligations under this Agreement.

5.6 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the three years prior to the date of this Agreement has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

5.7 Brokers. Other than Goldman, Sachs & Co., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Offer and the Merger.

5.8 Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, the Offer Documents and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

5.9 Operations and Assets of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Merger Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Offer, the Merger and the other Transactions. Parent owns, beneficially, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens other than Permitted Liens.

5.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, and without limiting the Company’s remedies in case of fraud, neither Parent nor any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or any Parent Subsidiary or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

5.11 Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, and without limiting the Parent’s or Merger Sub’s remedies in case of fraud, (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation, warranty, statement or other information of the Company except as expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, and if made, such Parent is not relying on such representation or warranty in entering into this Agreement, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. From the date hereof until the Merger Effective Time or the earlier termination of this Agreement in accordance with its terms, except as (a) expressly required or permitted by this Agreement, (b) set forth on Section 6.1 of the Company Disclosure Letter, (c) required by applicable Law or (d) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its business in the ordinary course in all material respects consistent with past practice, (ii) to the extent not inconsistent with (i) above, use its commercially reasonable efforts to preserve intact its business organization and goodwill and in all material respects its relationships with customers, suppliers, licensors, licensees, distributors, Governmental Authorities and other third parties and to keep available the services of its current officers and employees, (iii) use its commercially reasonable efforts to protect the Company IP and to avoid infringing, misappropriating or otherwise violating any Intellectual Property of any third Person, and (iv) comply in all material respects with all Laws and Company Permits applicable to them; provided, that, no action or inaction specifically permitted or required by any of clauses (a) through (t) of this Section 6.1 shall be deemed a breach of this Section 6.1 unless such action constitutes a breach of any such clause (a) through (t). In addition to and without limiting the generality of the foregoing, from the date hereof until the Merger Effective Time or the earlier termination of this Agreement in accordance with its terms, except as (w) expressly required or permitted by this Agreement, (x) set forth on Section 6.1 of the Company Disclosure Letter, (y) required by applicable Law or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed);

(a) Governing Documents. The Company shall not amend or restate, or propose to amend or restate the Company Charter or Company Bylaws, and shall cause each Company Subsidiary not to amend or restate or propose to amend or restate its certificate of incorporation or bylaws or similar organizational or governance documents;

(b) Issuances of Securities. The Company shall not, and shall not permit any Company Subsidiary to, (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire, any equity interests of the Company or any Company Subsidiary or (ii) enter into any amendment of any term of any of its outstanding securities (including, for the avoidance of doubt, any option to purchase any Company Shares or Company Preferred Stock, Phantom Units or Restricted Stock Units) (other than (A) pursuant to Company Equity Awards outstanding under any Company Equity Plan in effect on the date of this Agreement, (B) Company Shares to be issued in accordance with the ESPP relating to the offering period in effect as of the date of this Agreement, or (C) in connection with the exercise and subsequent conversion of the BCE Warrants outstanding on the date of this Agreement, or (D) permitted by Section 6.1(i);

(c) No Dispositions. The Company shall not, and shall not permit any Company Subsidiary to, sell, pledge, dispose of, transfer, lease, exclusively license or encumber (other than Permitted Liens), or authorize the sale, pledge, disposition, transfer, lease, exclusively license or encumbrance (other than Permitted Liens) of, any tangible property or assets of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice in an amount not to exceed One Hundred Thousand Dollars ($100,000) individually and One Million Dollars ($1,000,000) in the aggregate;

(d) No Acquisitions. The Company shall not, and shall not permit any Company Subsidiary to, (i) acquire (including exercising any rights to acquire) or agree to acquire by merger, consolidation or otherwise, or by purchasing any equity interest or debt securities in or any assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or any other assets or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Offer and the Merger), except (A) transactions between or among the Company and any Company Subsidiary, (B) for the acquisition of raw materials, supplies, equipment or inventory in the ordinary course of business consistent with past practice, (C) capital expenditures which are subject to the provisions of Section 6.1(l) below and (D) for the acquisition of any business or assets for consideration that is in the aggregate not in excess of Five Million Dollars ($5,000,000) with respect to this clause (D);

(e) Dividends. The Company shall not, and shall not permit any Company Subsidiary to, and shall not propose or commit to, (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) (other than any dividend or distribution by a Company Subsidiary to the Company or a wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of the capital stock of the Company, (ii) reclassify, combine, split or subdivide any capital stock of the Company or any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its or any Company Subsidiary’s capital stock or (iii) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any equity interests of the Company or any Company Subsidiary (other than in connection with (A) the surrender of Company Shares by holders of Company Options in order to pay the exercise price of Company Options, (B) the withholding of shares to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards, or (D) the exercise and subsequent conversion of the BCE Warrants;

(f) Investments; Indebtedness. The Company shall not, and shall not permit any Company Subsidiary to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice not to exceed Five Million Dollars ($5,000,000) in the aggregate or (B) loans or investments by the Company or a Company Subsidiary to or in any wholly owned Company Subsidiary, (ii) incur, assume, modify, redeem, cancel or repurchase any indebtedness for money borrowed, other than loans or investments by the Company or a wholly owned Company Subsidiary to or in any wholly owned Company Subsidiary, or issue any debt securities, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by the Company or a Company Subsidiary on behalf of the Company or a Company Subsidiary), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any Company Subsidiary or (vi) enter into any arrangement having the economic effect of any of the foregoing;

(g) Material Contracts. The Company shall not, and shall not permit any Company Subsidiary to, (i)(A) materially amend or change, or cancel, terminate, renew or extend, or request any material change in or agree to any material change in, any Material Contract, other than the lapse or expiration of any Material Contract in accordance with the terms thereof, or (B) waive, release or assign, in any respect, any material rights under any Material Contract or (ii) enter into any new contract, agreement or arrangement that would be a Material Contract if it had existed as of the date of this Agreement;

(h) Customers, Suppliers and Distributors. Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiaries to, grant any incentives, rebates or discounts to customers, suppliers or distributors, except as provided by any Contract in effect on the date of this Agreement to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound;

(i) Benefits and Employment Changes. Except as required by the terms of any Company Benefit Plan or the BCE Warrants existing as of the date hereof, or as contemplated by the Transaction, the Company shall not, and shall not permit any Company Subsidiary to: (i) increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company or the Company Subsidiaries, other than increases to any such individuals who are not directors or officers of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice that do not exceed ten percent (10%) individually or two percent (2%) in the aggregate, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Company Benefit Plan, (iii) except as expressly provided by Section 3.7, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (iv) grant any new awards under any Company Equity Plan other than grants to employees and independent sales personnel or distributors in connection with new hires, promotions, annual equity grants or similar circumstances in each case in the ordinary course of business consistent with past practice, (v) amend or modify any outstanding award under any Company Benefit Plan, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (viii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan, except as may be required by GAAP or applicable Law, (ix) forgive any material loans, or issue any material loans (other than routine travel advances issued in the ordinary course of business) to any of its or a Company Subsidiary’s directors, officers, contractors or employees, or (x) hire or engage any new employee or terminate (other than for cause) the employment of any employee if such employee is reasonably expected to or does receive annual base compensation in excess of One Hundred and Fifty Thousand Dollars ($150,000) per year;

(j) Accounting Matters. The Company shall not materially change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X of the Exchange Act (as agreed to with the Company’s independent public accountants), or (ii) as may be required by a change in applicable Law;

(k) Tax Matters. The Company shall not, and shall not permit any Company Subsidiary to, (i) make, change or revoke any material Tax election except as required by applicable Law, (ii) settle, compromise, enter into any closing agreement or agree to an extension or waiver of any statute of limitations with any Tax Authority with respect to, any material Tax claim, audit or assessment, (iii) surrender, settle or compromise any right to claim a material refund of Taxes, (iv) settle, compromise or consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment relating to the Company or any Company Subsidiary, (v) change any annual material Tax accounting period or method of Tax accounting, (vi) incur any material liability for Taxes other than in the ordinary course of business, (vii) prepare any Tax Returns in a manner which is materially inconsistent with the past practices of the Company or the applicable Company Subsidiary, (viii) take any action, other than in the ordinary course of business consistent with past practice, which would change materially and negatively the future usability of net operating loss carryovers, or (ix) file an amended Tax Return or a claim for a refund of Taxes with respect to the income, operations or property of the Company or the Company Subsidiaries;

(l) Capital Expenditures. Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, (i) make, authorize, or enter into any commitment for, any new capital expenditures in an amount in excess of Ten Million Dollars ($10,000,000) in the aggregate or (ii) materially delay the payment of any capital expenditure or account payable or other liability beyond the date when such capital expenditure, account payable or liability would have been paid in the ordinary course of business consistent with past practice;

(m) Discharge of Actions and Liabilities. The Company shall not, and shall not permit any Company Subsidiary (or any third party in respect of any litigation for which the Company or the Company Subsidiaries control the defense, guarantee the obligations of or indemnify such third party) to, waive, release, assign, pay, discharge, settle or satisfy any Actions or Liabilities arising from such Actions or consent to the entry of any Order other than any payment, discharge, settlement, satisfaction or consent in the ordinary course of business consistent with past practice that involve only the payment of monetary damages in an amount less than One Million Dollars ($1,000,000) in the aggregate;

(n) Initiation of Actions. The Company shall not, and shall not permit any Company Subsidiary to, commence any Action other than in the ordinary course of business consistent with past practice (other than to enforce its rights under this Agreement and in connection with the Transactions);

(o) Transactions with Affiliates. The Company shall not, and shall not permit any Company Subsidiary to, enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(p) Intellectual Property. The Company shall not, and shall not permit any Company Subsidiary to, (i) grant Liens (other than Permitted Liens) on, sell, assign, transfer, license, sublicense, covenant not to assert, impair, let lapse, cancel, abandon, fail to maintain or otherwise dispose of any material Company IP (other than non-exclusive licenses granted in the ordinary course of business to Persons who are not competitors of the Company, any Company Subsidiary, Parent or any Parent Subsidiary), or (ii) grant, extend, amend, waive or modify any rights in or to any material Company IP;

(q) Line of Business. The Company shall not, and shall not permit any Company Subsidiary to, enter into any material line of business other than the lines of business in which the Company and the Company Subsidiaries are currently engaged as of the date of this Agreement;

(r) Insurance. The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired;

(s) Company Permits. The Company shall not, and shall not permit any Company Subsidiary to, terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration of any such Company Permit; provided, that such Company Permit is concurrently replaced so as not to, or the loss of such Company Permit would not be expected to, adversely affect the operation of the business or ownership of the properties of the Company and the Company Subsidiaries, or fail to apply on a timely basis for any renewal of any renewable material Company Permit; or

(t) General. The Company shall not, and shall not permit any Company Subsidiary to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

6.2 No Solicitation.

(a) Alternative Transaction. From and after the date of this Agreement until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, the Company shall not, and shall cause the Company Subsidiaries and the Representatives of the Company or any Company Subsidiary not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) other than informing Persons of the provisions contained in this Section 6.2, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way that could otherwise reasonably be expected to lead to, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any of the Company or the Company Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 6.2(a) by the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and their respective Representatives may in any event inform a Person that has made or, to the knowledge of the Company, is considering making an Alternative Transaction Proposal of the provisions of this Section 6.2. The Company shall, and shall cause each Company Subsidiary and each of the Representatives of the Company and the Company Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal, and shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any Company Subsidiary is a party relating to any such Alternative Transaction Proposal and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction; provided, that the Company shall be permitted to waive the standstill agreement set forth in Section 6.2 of the Company Disclosure Letter. The Company will promptly request each

Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any Company Subsidiary. The Company agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.2.

(b) Superior Proposal. Notwithstanding anything to the contrary contained in Section 6.2(a), in the event that the Company receives after the date of this Agreement, prior to the Acceptance Time or the earlier termination of this Agreement in accordance with its terms, an unsolicited, bona fide written Alternative Transaction Proposal, the Company may then take the following actions (but only if (x) (A) the Company Board concludes in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable Law, (B) the Company Board determines in good faith that, after consultation with its outside legal counsel and financial advisors that such Alternative Transaction Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and (C) the Company has given Parent prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Alternative Transaction Proposal and (y) it shall not have breached any, and continues to comply with all, of the provisions of this Section 6.2):

(i) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the Person or group making such Alternative Transaction Proposal; provided, that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement (a copy of which shall be provided, promptly after its execution, to Parent) containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure obligations to Parent pursuant to this Agreement, and (B) substantially concurrently with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to Parent; and

(ii) engage in discussions or negotiations with such Person or group with respect to such Alternative Transaction Proposal.

(c) Notification. In addition to the obligations of the Company set forth in Sections 6.2(a), (b), and (d) hereof, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that could reasonably be expected to lead to, any Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry, if not previously provided pursuant to Section 6.2(b). Commencing upon the provision of any notice referred to above and continuing until such Alternative Transaction Proposal, request or inquiry is withdrawn, (i) each day at mutually agreeable times, the Company (or its outside legal counsel) shall, in person or by telephone, provide Parent (or its outside legal counsel) a summary of the status of such Alternative

Transaction Proposal, request or inquiry and the resolved or unresolved issues (including the stated positions of the parties to such negotiations on such issues) related thereto, including amendments or proposed amendments as to price and other terms of such Alternative Transaction Proposal, request or inquiry, and any other information as is reasonably necessary to keep Parent fully informed in all material respects of all oral or written communications regarding, and the status and terms of, and changes in, any such Alternative Transaction Proposal, request or inquiry and (ii) the Company shall, promptly upon receipt or delivery thereof, provide Parent (or its outside legal counsel) with unredacted copies of all drafts and final versions (and any comments thereon) of written materials (including schedules and exhibits thereto and any materials provided by email or otherwise in electronic format) relating to such Alternative Transaction Proposal, request or inquiry exchanged between the Company, any Company Subsidiary or any of its or their respective Representatives, on the one hand, and the Person making such Alternative Transaction Proposal, request or inquiry or any of its Representatives, on the other hand. The Company shall provide Parent with seventy-two (72) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Alternative Transaction Proposal. Any material amendment (including the form, amount and timing of payment of consideration) to any Alternative Transaction Proposal will be deemed to be a new Alternative Transaction Proposal for the purposes of this Section 6.2.

(d) Changes of Recommendation. Neither the Company Board nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent), publicly propose to withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent) the Company Board Recommendation or fail to make the approval, recommendation or declaration of advisability by the Company Board or any committee thereof of this Agreement, or the Offer, the Merger or the other Transactions, or take any public action or make any public statement inconsistent with the Company Board Recommendation, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal, or (C) publicly make any recommendation in connection with an Alternative Transaction Proposal other than a recommendation against such proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) relating to any Alternative Transaction Proposal or any offer or proposal that could reasonably be expected to lead to an Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in Section 6.2(d), solely in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 8.1(g), only if all of the following conditions in clauses (i) through (v) are met:

(i) a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Acceptance Time shall not have passed;

(iii) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group making the Superior Proposal), and shall have contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person or group making such Superior Proposal and other material documents (the “Alternative Acquisition Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new three (3) Business Day period) and (3) that it intends to effect a Company Adverse Recommendation Change and the manner in which it intends to do so or that it intends to terminate this Agreement in accordance with Section 8.1(g) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such a Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.1(g), as applicable, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

(iv) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Parent, it is required to make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.1(g), as applicable, in order to comply with its fiduciary duties under applicable Law; and

(v) the Company shall have complied with Section 6.2(a) and shall not have breached any of the other provisions set forth in this Section 6.2.

(f) Notwithstanding anything to the contrary set forth in Section 6.2(d), the Company Board may effect a Company Adverse Recommendation Change at any time prior to the Acceptance Time in response to an Intervening Event, only if all of the following conditions in clauses (i) through (v) are met:

(i) an Intervening Event has occurred;

(ii) the Acceptance Time shall not have passed;

(iii) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall state expressly in reasonable detail the material facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for such Company Adverse Recommendation Change (it being understood and agreed that any material development in an Intervening Event shall require a new notice and a new three (3) Business Day period) and (B) prior to making such a Company Adverse Recommendation Change, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement so as to obviate the need to effect a Company Adverse Recommendation Change on the basis of such Intervening Event so that the Transactions may be effected;

(iv) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event and taking into account any revised terms offered by Parent, it is required to make a Company Adverse Recommendation Change in order to comply with its fiduciary duties under applicable Law; and

(v) the Company shall not have breached any of the other provisions set forth in this Section 6.2.

(g) Unless this Agreement is otherwise terminated pursuant to Article VIII, the Company shall not take any action to make the provisions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law inapplicable to any transactions contemplated by an Alternative Transaction Proposal.

(h) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, that the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Company Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 6.2(d); provided, further, that any disclosure other than (i) a “stop-look-and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Stockholders), (ii) an express rejection of any applicable Alternative Transaction Proposal or (iii) an express reaffirmation of the Company Board Recommendation, in each case shall be deemed to be a Company Adverse Recommendation Change.

6.3 Merger without a Stockholders’ Meetings. As promptly as practicable following the Acceptance Time, the parties shall take all necessary and appropriate actions to cause the Merger to become effective without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

6.4 Access to Information; Confidentiality.

(a) Access to Information. From the date hereof until the Merger Effective Time, subject to the requirements of applicable Laws, the Company shall, and shall cause each Company Subsidiary and the Representatives of the Company and the Company Subsidiaries to, afford Parent and its Representatives, following notice from Parent to the Company in accordance with this Section 6.4, reasonable access during normal business hours to the officers, employees, agents, auditors, properties, offices and other facilities and the books and records of the Company and the Company Subsidiaries, and shall furnish, and cause to be furnished, to Parent all other financial, operating and other data and information as Parent may reasonably request (but without the Company or its Representatives being required to produce any information that is not generated in the ordinary course of business) and, as promptly as reasonably practicable, a copy of each report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of the federal securities Laws or a Governmental Authority, except in each case as may be restricted by applicable Laws. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose any information that, in the reasonable judgment of the Company on advice of outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any Company Subsidiary; provided, that the Company shall use its reasonable best efforts (x) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection or (y) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. The Company shall advise Parent in such circumstances that it is unable to comply with Parent’s requests for information pursuant to the first sentence of this Section 6.4(a) and the Company shall use its commercially reasonable efforts to generally describe the types of information being withheld. The Company shall be entitled to have representatives present at all times during any such inspection, and no notice, access, review or investigation pursuant to this Section 6.4 or information provided, made available or delivered to Parent pursuant to this Section 6.4 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement. No investigation after the date hereof shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein.

(b) Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Closing.

6.5 Commercially Reasonable Efforts.

(a) Governmental and Third Party Approvals. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the Transactions and taking such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, of any form or report required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters), other applicable Antitrust Laws, and with the NYSE or NASDAQ, (ii)

obtaining all necessary consents, approvals, authorizations or waivers from third parties and providing any further information as may be required by such third parties, (iii) defending any Actions challenging this Agreement or the consummation of the Offer, the Merger or the other Transactions, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Offer, the Merger and the other Transactions and to fully carry out the purposes of this Agreement. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

(b) Antitrust Filings. Without limiting the generality of Section 6.5(a), each of the parties shall use their respective commercially reasonable efforts (i) to file or cause to be filed, as promptly as practicable (but in no event later than five (5) Business Days from the date hereof with respect to the HSR Act), all required filings under the HSR Act and all required filings under other applicable Antitrust Laws that Parent reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) to obtain early termination of the waiting period under the HSR Act and other applicable Antitrust Laws. The parties shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other parties of any material communication received by such party from any Antitrust Authority regarding the transactions contemplated by this Agreement. The Company shall not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority without the written consent of Parent.

(c) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the Transactions. In that regard, each party shall without limitation use its commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority with respect to the Offer, the Merger or the other Transactions, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Offer, the Merger or the other Transactions, (iii) to the extent practical, not participate in any meeting with any such Governmental Authority with respect to the Offer, the Merger or the other Transactions unless it consults with the other in advance, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

(d) Objections. In furtherance of the covenants set forth in Section 6.5(a), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the

Department of Justice or any other applicable Governmental Authority challenging any of the Transactions or which would otherwise prohibit, materially impair or materially delay the consummation of the Transactions, the Company shall take all actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the Transactions to close as soon as reasonably practicable; provided, that (i) the Company shall not propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its Affiliates or of the Company or any Company Subsidiaries (“Divestitures”) without the prior written consent of Parent and (ii) the obligations of the Company under this Section 6.5(d) shall be conditioned upon the occurrence of the Closing; provided, further, that Parent’s and Merger Sub’s obligations under this Section 6.5(d) to use commercially reasonable efforts shall not include (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, any Divestiture, and (B) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Antitrust Law or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Authority vacated, lifted, reversed, or overturned.

(e) Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of Company Common Stock from NASDAQ as promptly as practicable after the Merger Effective Time and the deregistration of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.6 State Takeover Statutes. In connection with and without limiting the foregoing, (a) the Company shall take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the Transactions and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the Transactions, the Company and the Company Board shall take all action necessary, including granting such approvals, to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to render inapplicable (or, if not possible, minimize the effect of) such Law on the Merger and the other Transactions.

6.7 Indemnification and Insurance.

(a) Indemnification. For a period of six (6) years following the Merger Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation shall, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements in effect immediately prior to the Merger Effective Time between the Company or any Company Subsidiary, any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any Company Subsidiary prior to the Merger Effective Time (the

“Indemnified Parties”). In addition, for a period of six (6) years following the Merger Effective Time, Parent shall cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable, in the aggregate, as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and the Company Subsidiaries immediately prior to the Merger Effective Time.

(b) Insurance. For a period of six (6) years following the Merger Effective Time, the Surviving Corporation shall maintain in effect the current policies (whether through purchase of a “tail” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Merger Effective Time, covering each person covered by the D&O Insurance immediately prior to the Merger Effective Time (a true, correct and complete copy of which has been heretofore delivered to Parent), on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per year premium rate paid by the Company and the Company Subsidiaries as of the date hereof for such policies, then Parent and the Surviving Corporation shall only be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation on or prior to the sixth anniversary of the Merger Effective Time that an Action (whether arising before, at or after the Merger Effective Time) has been commenced against such Indemnified Party in respect of which such Person would be entitled to and expects to seek indemnification pursuant to this Section 6.7, the provisions of this Section 6.7 shall continue in effect with respect to such Action until the final disposition of such Action.

(d) Successors. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent or the Surviving Corporation shall take such action as may be necessary so that such Person shall assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.7.

(e) Enforceability. Each of the directors and officers or other persons who are beneficiaries under the D&O Insurance are intended to be third party beneficiaries of this Section 6.7 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) under this Section 6.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any Company Subsidiary, or applicable Law (whether at law or in equity).

6.8 Public Announcements.

(a) The initial press release regarding the Merger shall be a joint press release of the Company and Parent. Thereafter, the Company and Parent each shall consult with each other prior to issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press releases or other public announcements or any filings with any Governmental Authority or other third party with respect to the Offer, the Merger and the other Transactions, except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market or by the request of any Governmental Authority if it has used reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement. In addition, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Prior to making any general, broad-based written or oral communications to the directors, officers or employees of the Company or any Company Subsidiary pertaining to compensation or benefit matters that are affected by the Transactions, (i) the Company shall provide Parent with a copy of the intended communication, (ii) Parent shall have a reasonable period of time to review and comment on the communication, and (iii) Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.9 Employee Matters.

(a) Parent agrees that the employees of the Company and the Company Subsidiaries at the Merger Effective Time who continue to remain employed with the Company or the Company Subsidiaries (the “Continuing Employees”) will, during the period commencing on the Closing Date and continuing through December 31, 2016, be provided with (i) base salary or wage rate and annual cash bonus opportunities the same as are provided as of the date hereof and (ii) employee benefits (excluding equity compensation benefits) that are substantially comparable in the aggregate to those provided as of the date hereof.

(b) Parent shall use commercially reasonable efforts (i) to cause any pre-existing conditions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any group plan of Parent or its Affiliates providing medical, dental, pharmaceutical, vision and/or other health benefits to be waived with respect to Continuing Employees and their eligible dependents as of the Closing Date and (ii) for any plan year in which the Merger Effective Time occurs, to cause any deductible, co-insurance and covered out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) during the portion of the plan year in which such Continuing Employee participated in the Company Benefit Plan to be taken into account for the purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent benefit plan in the applicable plan year. Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Surviving Corporation, to the extent that it would not result in a duplication of benefits, to give each Continuing Employee service credit for such Continuing Employee’s employment with the Company as if such service had been performed with Parent to the extent that such service was recognized under a similar Company Benefit Plan, in each case, for all purposes, including, as applicable, vesting, eligibility to participate, and level of benefits under the corresponding benefit plan offered by Parent or its Subsidiaries, including vacation plans or arrangements, defined contribution, and any severance and welfare plans; provided, however, that this provisions shall not apply for purposes of any frozen Parent benefit plan, any defined benefit pension plan, any retiree medical or life plan, and any Parent benefit plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service under any equity incentive plan.

(c) Upon written request by Parent at least ten (10) Business Days prior to the Merger Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, (each a “Company 401(k) Plan”) effective not later than the day immediately preceding the Merger Effective Time. In the event that Parent requests that such Company 401(k) Plan(s) be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Merger Effective Time. In the event Parent provides the written notice described in this Section 6.9(c), Parent shall have in place a tax qualified defined contribution retirement plan (the “Parent 401(k) Plan”) in which Continuing Employees who were eligible to participate in any Company 401(k) Plan immediately prior to the Closing Date (whether or not actively participating) shall be immediately eligible to participate. The Parent 401(k) Plan shall permit each such Continuing Employee with an account balance in any Company 401(k) Plan to make rollover contributions, including rollover of any outstanding loans held by participants.

(d) As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee of the Company Board shall take all reasonable actions, including adopting any necessary resolutions, to (i) cause any open offering period as of the date hereof under the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”) to be the final offering period under the ESPP, such that no new offering period will commence under the ESPP after such date and the current offering period underway shall be terminated no later than the Business Day immediately prior to the anticipated Closing Date (the “Final Exercise Date”), (ii) treat such shortened offering period as fully effective and completed offering period for all purposes under the ESPP, (iii) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to reduce the rate of payroll deductions or stop such payroll deductions in accordance with the terms and conditions of the ESPP), (iv) provide that each participant’s Company Share purchase rights under the ESPP be exercised as of the Final Exercise Date and the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Final Exercise Date shall, to the extent not used to purchase Company Shares in accordance with the terms and conditions of the ESPP, be refunded to such participant as promptly as practicable following the Final Exercise Date (without interest), and (v) terminate the ESPP on the Final Exercise Date).

(e) Nothing in this Agreement is intended (i) to be treated as an amendment to any particular Company Benefit Plan, (ii) to prevent Parent from amending or terminating any of its benefit plans or, after the Merger Effective Time, any Company Benefit Plan in accordance their terms, (iii) to prevent Parent, after the Merger Effective Time, from terminating the employment of any Continuing Employee, or (iv) to create any third-party beneficiary rights in any individual other than the parties hereto including any employee of the Company or any Company Subsidiary, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent or the Company may maintain.

6.10 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Merger Effective Time, alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Action commenced or, to such party’s Knowledge, threatened against, the Company or any Company Subsidiary or Parent or any Parent Subsidiary, that purport to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other Transactions that make allegations that, if true, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, and (c) (i) in the case of the Company, the Knowledge of the Company of any breach of or inaccuracy in its representations or warranties set forth herein or failure to perform its covenants or agreements set forth herein to the extent such inaccuracy, breach or failure to perform would give rise to the failure of any Offer Condition set forth in section (a) or section (b) of Annex I, or (ii) in the case of Parent, the Knowledge of Parent of any breach of or inaccuracy in the representations or warranties of Parent or Merger Sub set forth herein or failure to perform the covenants or agreements of Parent and Merger Sub set forth herein to the extent such inaccuracy, breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect any remedies available hereunder to the party receiving such notice; and provided, further, that the failure to deliver such notice shall not, in and of itself, give rise to an incremental breach for purposes of Section 8.1 or section (a) or section (b) of Annex I, separate and apart from the relevant underlying inaccuracy, breach or failure to perform giving rise to the requirement to deliver the notice.

6.11 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action threatened or commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Offer, the Merger and the Transactions and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and, and notwithstanding Section 6.1(n), shall not settle any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.12 Section 16 Matters. Prior to the Merger Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including, in each case, derivative securities) resulting from the Transactions by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13 Section 14d-10 Matters. Prior to the Acceptance Time and to the extent permitted by applicable Law, the Company (acting through the Company Board or the compensation committee of the Company Board) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or any Company Subsidiary with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

6.14 BCE Warrants. Prior to the Closing, the Company shall cause each holder of a BCE Warrant to exercise his or her BCE Warrant for all, and not less than all, of the number of shares of Médical’s capital stock issuable pursuant to the terms of such BCE Warrant, and to immediately thereafter exchange all, and not less than all, of such capital stock issued upon exercise of the BCE Warrant for shares of Company Common Stock, in amounts and types calculated pursuant to the terms of that certain Second Amended and Restated Put-Call Agreement, dated August 6, 2013, by and among the Company, Médical, and the parties listed on Schedule A and Schedule B thereto.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) The Offer. Merger Sub shall have accepted for payment all of the Company Shares validly tendered and not properly withdrawn pursuant to the Offer.

(b) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins the consummation of the Transactions, except to the extent previously waived by Parent and Merger Sub in connection with the consummation of the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time:

(a) by mutual written consent of Parent, Merger Sub and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company, if:

(i) the Acceptance Time shall not have occurred on or before October 6, 2016 (as may be extended by the immediately following proviso, the “Outside Date”); provided, that if all of the Offer Conditions, other than the condition set forth in clause (f) of Annex I, shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in clause (f) of Annex I is not satisfied, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date not beyond February 6, 2017; provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Acceptance Time to occur on or before the Outside Date; or

(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance for payment of Company Common Stock pursuant to the Offer or the consummation of the Merger and such Order or other action is, or shall have become, final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its commercially reasonable efforts to have such Order or other action vacated or made inapplicable to the Offer or the Merger as required by Section 6.5; provided, further that the right to terminate this Agreement pursuant to this clause (b)(ii) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Acceptance Time to occur on or before the issuance of the applicable Order;

(c) by the Company, if Merger Sub shall have failed to commence the Offer on or prior to the date provided therefor in Section 2.1(a) or consummate the Offer in accordance with Section 2.1(b); provided, that the Company shall have no right to terminate this Agreement pursuant to this Section 8.1(c) if Merger Sub’s failure to commence the Offer is due primarily to the Company’s breach of this Agreement;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, if (i) such breach would reasonably be expected to prevent Parent or Merger Sub from accepting for payment or paying for Company Common Stock pursuant to the Offer or consummating the Merger in accordance with the terms hereof and (ii) such breach shall be incapable of being cured by the Outside Date or shall not have been cured by, if earlier, the earlier of thirty (30) days after written notice thereof shall have been received by Parent; provided that that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 8.1(f);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, if (i) such breach would give rise to a failure of the condition set forth in either section (a) or section (b) of Annex I and (ii) such breach shall be incapable of being cured by the Outside Date or shall not have been cured by, if earlier, thirty (30) days after written notice thereof shall have been received by the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 8.1(d);

(f) by Parent, at any time prior to the Acceptance Time, if the Company, the Company Board or any committee thereof, for any reason, shall have (i) effected a Company Adverse Recommendation Change or (ii) failed (A) to include the Company Board Recommendation in the Schedule 14D-9, (B) to recommend against an Alternative Transaction Proposal or reaffirm (publicly, if so requested by Parent) the Company Board Recommendation on or prior to the third (3rd) Business Day after the Alternative Transaction Proposal shall have been publicly announced or disclosed, including, in the case of a tender or exchange offer relating to securities of the Company involving a person or group unaffiliated with Parent which has first been published or announced, having failed to send or give to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Company Board recommends rejection of such tender or exchange offer within such three (3) Business Day period, or (C) after a reasonable request by Parent and other than in connection with an Alternative Transaction Proposal, to reaffirm the Company Board Recommendation on or prior to the third (3rd) Business Day after receipt by the Company of such request; or

(g) by the Company, prior to the Acceptance Time, if: (i) the Company shall have received a Superior Proposal; (ii) the Company shall have complied in all material respects with its obligations under Section 6.2 ; (iii) to the extent permitted by and effected in accordance with Section 6.2(e), the Company Board approves, and the Company concurrently with the termination of this Agreement, enters into, such Alternative Acquisition Agreement with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 8.3.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in the second to the last sentence of Section 2.3(c), Section 6.4(b), this Section 8.2 and Section 8.3, as well as Article I and Article IX to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or from any rights, claims, causes of action or remedies arising from fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. In the event this Agreement is validly terminated in accordance with Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly, and in any event within one (1) Business Day of such termination, terminate the Offer.

8.3 Payments.

(a) Company Termination Fee. In the event that:

(i) Parent terminates this Agreement pursuant to Section 8.1(f);

(ii) (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 8.1(b)(i) or (y) by Parent pursuant to Section 8.1(e) and prior to such termination, an Alternative Transaction Proposal has been made and (B) within twelve (12) months of such termination, the Company enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction Proposal; or

(iii) the Company terminates this Agreement pursuant to Section 8.1(g);

then the Company shall pay Parent a fee equal to Thirty-Four Million Two Hundred Thousand Dollars ($34,200,000) (the “Termination Fee”). Any fee due under this Section 8.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clauses (i) or (iii) above, on the date of termination of this Agreement or (B) in the case of termination pursuant to clause (ii) above, within two (2) Business Days of the date of the first to occur of (x) the execution of a definitive agreement relating to an Alternative Transaction Proposal and (y) consummation of a transaction relating to an Alternative Transaction Proposal. The amounts payable pursuant to this Section 8.3 constitute liquidated damages and not a penalty. For purposes of this Section 8.3(a), the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 1.1, except that all percentages therein shall be changed to “fifty percent (50%)”.

(b) Interest and Costs. Each of the Company and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and constitute liquidated damages and not a penalty and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. Other than in the case of a willful and material breach of this Agreement or fraud, in the event Parent shall receive the Termination Fee, the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), and in such case neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other Action against the Company or any of its Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination. In the event that the Company shall fail to pay the Termination Fee when due, and in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such fee, then the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus five percent (5%) per year, from the date such amounts were required to be paid until the date actually received by such party.

(c) Expenses. Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the Transactions, except that Parent shall pay any filing fees incurred in connection with any filings pursuant to the HSR Act or to any non-U.S. Antitrust Law. Furthermore, in the event that this Agreement is terminated by Parent pursuant to Section 8.1(e) due to a willful breach by the Company, then the Company, in addition to any payments it may be required to make to Parent pursuant to Section 8.3(a) in respect of such termination, shall reimburse Parent for up to Eleven Million Four Hundred Thousand Dollars ($11,400,000) of Parent’s Expenses. Any expense reimbursement due under this Section 8.3(c) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Offer Documents and all other matters related to the Transactions.

ARTICLE IX

GENERAL

9.1 Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any schedule, letter, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. The terms of Article I and this Article IX, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Merger Effective Time, shall survive the consummation of the Merger.

9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or electronic mail (receipt confirmed), (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

LDR Holding Corporation

13785 Research Boulevard, Suite 200

Austin, Texas 78750

Facsimile:    (512) 344-3450

Attention:     Scott Way, Executive Vice President, General Counsel and Compliance Officer

E-Mail:         scott.way@ldrspine.com

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, TX 78701

Facsimile:    (512) 320-9292

Attention:    Carmelo Gordian, Esq.

                    J. Russel Denton, Esq.

E-Mail:        cgordian@andrewskurth.com

                     rdenton@andrewskurth.com

if to Parent or Merger Sub:

Zimmer Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Facsimile:     (574) 372-4302

Attention:     Chad F. Phipps, Senior Vice President, General Counsel and Secretary

E-mail:         chad.phipps@zimmer.com

with a copy to (which shall not constitute notice):

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Facsimile:    (212) 354-8113

Attention:     Morton A. Pierce, Esq.

                       Chang-Do Gong, Esq.

E-Mail:         mpierce@whitecase.com

                       cgong@whitecase.com

9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile, or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (other than the Confidentiality Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 6.7 (which upon the Merger Effective Time are intended to benefit the Indemnified Parties), and Section 3.6 and Section 3.7 (which upon the Merger Effective Time are intended to benefit the Company Stockholders and the holders of Company Equity Awards, respectively) is not intended to confer upon any Person other than the parties any rights or remedies.

9.5 Governing Law. All disputes, claims or controversies (whether at law, in contract in tort or otherwise) that may be based on, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be deemed made in and shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

9.6 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

9.7 Waiver. No provision of this Agreement may be waived or extended except by a written instrument signed by the party against whom the waiver or extension is to be effective. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.10 Specific Performance. Notwithstanding Section 8.3, the parties agree that irreparable damage would occur and that the parties would not have any adequate monetary remedy in the event that any of the provisions of this Agreement were not performed (or prohibited from being performed, as applicable) in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Consent to Jurisdiction. Each of the parties hereto irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, a Federal Court of the United Stated of America sitting in Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the parties agrees not to commence any action or proceeding except in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

9.13 Incorporation of Exhibits . The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ David C. Dvorak
	Name:	David C. Dvorak
	Title:	President and Chief Executive Officer

LH MERGER SUB, INC.

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LDR HOLDING CORPORATION

By:	/s/ Christophe Lavigne
	Name:	Christophe Lavigne
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

CONDITIONS OF THE OFFER

Merger Sub shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement), there shall have been validly tendered and not properly withdrawn Company Shares that, considered together with all other Company Shares (if any) beneficially owned by Parent and its Affiliates (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), represent more than fifty percent (50%) of the aggregate number of Company Shares outstanding immediately prior to the acceptance of Company Shares pursuant to the Offer.

The condition set forth in the above paragraph is referred to as the “Minimum Condition”.

Furthermore, Merger Sub shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement) and before acceptance of such Company Shares for payment, any of the following conditions exists and is continuing, regardless of the circumstances giving rise to such condition:

(a) (i) The representations and warranties of the Company contained in Sections 4.1, 4.3, 4.4, 4.9(a), 4.26, 4.27 and 4.28 shall fail to be true and correct in all respects as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties contained in Section 4.2(a) and the first sentence of Section 4.2(b) shall fail to be true and correct in all respects as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date and except for any inaccuracies that are de minimis in both amount and nature), and (iii) the other representations and warranties of the Company contained in this Agreement shall fail to be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), except in the case of clause (iii), where all failures of such representations and warranties to be true and correct as of such dates have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(b) The Company shall have failed to perform and comply with, in any material respect, its obligations under the Agreement on or prior to the Acceptance Time and such failure shall not have been cured on or prior to the Acceptance Time;

(c) Since the date of the Agreement, there shall have been any event, change, effect, development, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Company shall have failed to deliver to Parent a certificate signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the applicable conditions specified in clauses (a), (b) and (c) immediately above;

(e) A Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins the consummation of the Transactions;

(f) Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall not have expired or been terminated; and

(g) The Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including the Minimum Condition) are for the sole benefit of Parent and Merger Sub and, subject to applicable Law, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case subject to the terms of the Agreement. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

All capitalized terms used but not defined herein shall have the same meaning as set forth in the Agreement and Plan of Merger, dated as of June 6, 2016 (the “Agreement”), by and among Parent, Merger Sub and the Company.

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